UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

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Avon Products, Inc.

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April 3, 2012

Dear Shareholder:

You are cordially invited to attend the 2012 Annual Meeting of Shareholders, which will be held at 9:00 a.m. on Thursday, May 3, 2012, at Lighthouse International, 111 East 59th Street, New York City. Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. We hope that you will be able to attend.

Whether or not you plan to attend the Annual Meeting, your vote is important. I encourage you to vote by telephone, by Internet or by signing, dating and returning your proxy card by mail. Voting instructions are found on page 1 of the Proxy Statement.

On behalf of the Board of Directors and the management of Avon, I extend our appreciation for your continued support and interest in Avon.

Sincerely yours,

Andrea Jung
Chairman of the Board and
Chief Executive Officer

AVON PRODUCTS, INC.

1345 Avenue of the Americas

New York, NY 10105

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2012 Annual Meeting of Shareholders of Avon Products, Inc. will be held at Lighthouse International, 111 East 59th Street, New York, New York on Thursday, May 3, 2012, at 9:00 a.m. for the following purposes:

(1)	To elect directors to one-year terms expiring in 2013;

(2)	To hold an advisory vote to approve executive compensation;

(3)	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012; and

(4)	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 16, 2012 as the record date for the purpose of determining the shareholders who are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Kim K. W. Rucker

Senior Vice President, General Counsel,

Corporate Secretary and Chief Compliance Officer

April 3, 2012

New York, New York

YOUR VOTE IS IMPORTANT.

YOU MAY VOTE BY THE INTERNET, BY TELEPHONE OR

BY MARKING, SIGNING AND RETURNING

THE PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2012 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 3, 2012.

Our Proxy Statement for the 2012 Annual Meeting of Shareholders and the Annual Report to Shareholders for the fiscal year ended December 31, 2011 are available at www.edocumentview.com/avp

2012 Proxy Summary

This summary highlights information contained elsewhere in the Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. This summary is not a complete description and you should read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

•	Date/Time:	Thursday, May 3, 2012, at 9:00 a.m.

•	Place:	Lighthouse International 111 East 59th Street, New York, NY 10022

•	Record Date:	March 16, 2012

•	Voting:	Shareholders as of the close of business on March 16, 2012, the record date, are entitled to vote. Shareholders are entitled to cast one vote per share on all matters.

•	Admission:	All attendees are required to have an admission ticket or pre-register and have photo identification. Please follow the instructions on page 1.

Meeting Agenda and Voting Recommendations

Matter	Board Vote Recommendation	Page Reference (for more detail)
Election of Directors	FOR EACH NOMINEE	4
Advisory Vote to approve Executive Compensation	FOR	62
Ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2012	FOR	67

i

Board Nominees

The following table provides summary information about each director nominee. Director nominees are elected annually by a majority of the votes cast.

Nominee	Age	Director Since	Independent	Committee Membership
				Audit Committee	Compensation and Management Development Committee	Finance Committee	Nominating and Corporate Governance Committee
Douglas R. Conant	60	2012	X				X
W. Don Cornwell	64	2002	X	X		X
V. Ann Hailey	61	2008	X	X		X
Fred Hassan	66	1999	X, L		X		X
Andrea Jung	53	1998
Maria Elena Lagomasino	62	2000	X		X		X
Ann S. Moore	61	1993	X		X		X
Gary M. Rodkin	59	2007	X		X	X
Paula Stern, Ph.D.	66	1997	X			X	X
Lawrence A. Weinbach	72	1999	X	X

L	Lead Independent Director

Auditors

As a matter of good corporate governance, we are asking our shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012.

Advisory Vote to Approve Executive Compensation

We are asking shareholders to approve on an advisory basis our named executive officer compensation.

Pay for Performance

Our compensation programs are designed to enable and reinforce our overall business strategy by aligning pay with the achievement of short- and long-term financial and strategic objectives and building shareholder value. The guiding principle of our program is “pay-for-performance,” such that the largest portion of executive compensation is at risk, meaning that it is tied to company and individual performance. In support of this principle, we strive to balance short- and long-term objectives by measuring both annual and multi-year performance.

Elements of Compensation

Key elements of compensation include base salary, annual incentive compensation, long-term incentive compensation, retirement benefits, and other benefits, including health and limited perquisites.

For 2011, 87% of our CEO’s total compensation was at risk (65% in long-term incentives and 22% in annual incentives) with the remaining 13% being in base salary. For our other named executive officers who were eligible to participate in the 2011 annual incentive plan and the 2011 long-term incentive plan, 76% of their total target compensation was at risk (56% in long-term incentives and 20% in annual incentives) with the remaining 24% being in base salary.

ii

2011 Compensation Decisions

It was a challenging 2011 for the Company, as revenues increased 4% (or 1% in constant dollars), Active Representatives declined 1%, and units sold were down by 2%. In summary, our 2011 financial results did not meet our expectations. Operating margin, which was a focus of the 2011 incentive plans, was significantly below target. Therefore, in alignment with our pay-for-performance philosophy, the compensation of our named executive officers was negatively impacted:

•	There were no payouts to the named executive officers under the 2011 annual incentive program.

•	There were no payouts under the 2011 transition incentive program.

•	The decrease in Avon’s stock price during 2011 has resulted in previously granted stock options and restricted stock units having significantly less value.

Recent Corporate Governance and Other Highlights

The following is a summary of certain corporate governance and certain other key actions taken by the Board of Directors in 2011 and to date in 2012:

•	Amended our Restated Certificate of Incorporation and By-Laws to eliminate supermajority vote requirements

•	Announced that we will separate the roles of Chairman and CEO and that Ms. Jung, our present Chairman and CEO, will be named Executive Chairman upon a new CEO joining the Company

•

Entered into a new two-year contract with Ms. Jung, to be effective upon the new CEO commencing employment, setting forth her responsibilities and compensation and benefits for the Executive Chairman position, which agreement incorporates compensation best practices including double trigger change in control and the elimination of excise tax gross-up payments

•	Hired Kimberly Ross as Chief Financial Officer effective November 30, 2011

•	Hired Fernando Acosta as Senior Vice President and President of our Latin America Region effective December 1, 2011

•	Decided not to grant annual merit-based salary increases to senior officers in 2011, including the named executive officers

•	Increased the CEO’s stock ownership guideline from five times to six times base salary, further reinforcing the alignment of CEO/shareholder interests

iii

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

What is the purpose of these materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Avon Products, Inc. (“Avon,” the “Company,” “we,” “us,” or “our”) of proxies to be voted at our Annual Meeting of Shareholders, which will take place on Thursday, May 3, 2012. Proxy materials were first sent to shareholders on or about April 3, 2012.

This Proxy Statement describes the matters proposed to be voted on at the Annual Meeting, including the election of directors, an advisory vote to approve executive compensation, and the ratification of the appointment of our independent registered public accounting firm, and contains other required information.

How do I attend the Annual Meeting?

All attendees are required to have an admission ticket or pre-register and have photo identification. Anyone who arrives without an admission ticket or pre-registration will not be admitted to the Annual Meeting unless it can be verified that the individual was a shareholder as of March 16, 2012.

Shareholders of Record (shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A.)

•

An admission ticket is attached to your proxy card. You may vote your proxy in advance or at the Annual Meeting, but if you vote in advance, please keep the admission ticket and bring it with you to the Annual Meeting.

Beneficial Owners (shares are held in a stock brokerage account or by a bank or other record holder)

•

You can pre-register to attend the meeting by sending a written request, along with proof of ownership (such as a current brokerage statement), to our Investor Relations Department, Avon Products, Inc., 1345 Avenue of the Americas, New York, NY 10105, by mail or by fax to 212-282-6035. We must receive your request at least one week prior to the Annual Meeting to have time to process your request. If you pre-register by this means, you do not need an admission ticket.

Who is entitled to vote?

Shareholders as of the close of business on March 16, 2012, the record date, are entitled to vote. There were approximately 403,901,514 shares of common stock outstanding on March 16, 2012. Shareholders are entitled to cast one vote per share on all matters.

How do I vote my shares?

There are three ways to vote by proxy:

•	By Internet—You can vote over the Internet by following the instructions on the proxy card;

•	By Mail—You can vote by filling out the accompanying proxy card and returning it in the return envelope that we have enclosed for you; or

•	By Telephone—You can vote by telephone by following the instructions on the proxy card.

If your shares are held in a stock brokerage account or by a bank or other record holder, follow the voting instructions on the form that you receive from them. The availability of telephone and Internet voting will depend on their voting process. If you do not give instructions to the broker, bank or other record holder holding your shares, it will not be authorized to vote with respect to Proposals 1 or 2. We therefore urge you to provide instructions so that your shares may be voted.

Also, you may vote in person at the Annual Meeting. Please note, however, that shares held in a stock brokerage account or by a bank or other record holder may be voted in person at the Annual Meeting only if you obtain a legal proxy from such broker, bank or other record holder giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

How will my proxy be voted?

Your proxy, when properly signed and returned to us, or processed by telephone or via the Internet, and not revoked, will be voted in accordance with your instructions. We are not aware of any other matter that may be properly presented at the meeting. If any other matter is properly presented, the persons named as proxies on the proxy card will have discretion to vote in their best judgment.

Unless you give other instructions on your proxy card, or unless you give other instructions when you cast your vote by telephone or via the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors as follows: for the election of directors, the approval of the compensation of our named executive officers, and the ratification of the appointment of our independent registered public accounting firm.

May I revoke or change my vote?

Yes. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you may revoke your proxy at any time before it is actually voted by giving written notice of revocation to our Secretary, by delivering a proxy bearing a later date (including by telephone or by Internet) or by attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request.

If your shares are held in a stock brokerage account or by a bank or other record holder, you may submit new voting instructions by contacting your broker, bank or other record holder, or, if you have obtained a legal proxy from your broker, bank or other record holder giving you the right to vote your shares, by attending the meeting and voting in person.

Will my vote be made public?

All proxies, ballots and voting materials that identify the votes of specific shareholders will generally be kept confidential, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, and to facilitate a successful proxy solicitation.

What constitutes a quorum, permitting the meeting to conduct its business?

The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting will constitute a quorum, permitting the meeting to conduct its business.

Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a broker or other record holder holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power and has not received instructions from the beneficial owner. If you do not give instructions to the broker, bank or other record holder holding your shares, it will not be authorized to vote your shares with respect to Proposals 1 or 2. We therefore urge you to provide instructions so that your shares held in a stock brokerage account or by a bank or other record holder may be voted.

How many votes are needed to approve a Proposal?

Under New York law, corporate action taken at a shareholders’ meeting is generally based on the votes cast. “Votes cast” means the votes actually cast “for” or “against” a particular proposal, whether in person or by proxy. Therefore, abstentions and broker non-votes generally have no effect in determining whether a proposal is approved by shareholders. Each of the Proposals requires the affirmative vote of a majority of the votes cast at the Annual Meeting.

What if I am a participant in the Avon Personal Savings Account Plan?

We are mailing our proxy materials to participants in the Avon Personal Savings Account Plan who hold shares of Avon common stock as of the record date. The trustee of the Plan, as record holder of the shares held in the Plan, will vote the shares allocated to your account under the Plan in accordance with your instructions. Unless your vote is received by 11:59 P.M. (New York time) on April 30, 2012 and unless you have specified your instructions, your shares cannot be voted by the trustee.

What is the deadline for voting my shares?

•

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. and if you vote by telephone or the Internet, your vote must be received by 1:00 A.M. (New York time) on May 3, 2012. If you do not prefer to vote by telephone or Internet, you should complete and return the proxy card as soon as possible, so that it is received no later than the closing of the polls at the Annual Meeting.

•

If your shares are held in a stock brokerage account or by a bank or other record holder, you should return your voting instructions in accordance with the instructions provided by the broker, bank or other record holder who holds the shares on your behalf.

•	If you hold shares in the Avon Personal Savings Account Plan, your voting instructions must be received by 11:59 P.M. (New York time) on April 30, 2012.

Who will count the vote?

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspectors of election.

How can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and to publish final results in a current report on Form 8-K within four business days of the Annual Meeting.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors has fixed the number of directors at 10 and has nominated Douglas R. Conant, W. Don Cornwell, V. Ann Hailey, Fred Hassan, Andrea Jung, Maria Elena Lagomasino, Ann S. Moore, Gary M. Rodkin, Paula Stern and Lawrence A. Weinbach for election. All nominees are current members of our Board. Each nominee elected as a director will hold office until the next succeeding Annual Meeting or until his or her successor is elected and qualified. All nominees have consented to serve as director, if elected. We have no reason to believe that any of the nominees will be unable or unwilling to serve as a director.

If a nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, he or she is required to tender his or her resignation in accordance with our Corporate Governance Guidelines, as described under “Information Concerning The Board Of Directors—Board Policy Regarding Voting for Directors” on page 16.

The Board of Directors recommends that you vote FOR the election as directors of the nominees listed below.

DOUGLAS R. CONANT

Director since 2012                    Age: 60

Mr. Conant served as President and Chief Executive Officer and as a member of the Board of Directors of the Campbell Soup Company from January 2001 to July 2011. Previously he served as President of Nabisco Foods Company from 1995 to 2000 having joined Nabisco in 1992 and served as President of Sales; Senior Vice President, Marketing for The Nabisco Biscuit Company; and Vice President/General Manager of the Fleischmann’s Company. Mr. Conant currently serves as the Chief Executive Officer of DRC LLC, a leadership consulting firm, which he founded in August 2011. In addition to his service on the Board of the Campbell Soup Company, Mr. Conant also served as a director of Applebee’s International, Inc. from 1999 to 2007.

Key Attributes, Experience and Skills:

Mr. Conant has extensive public company experience as a seasoned executive of global consumer product companies. He brings significant corporate leadership skills and management experience that will provide a valuable perspective and understanding of the challenges facing the Company. Additionally, his recognized expertise in marketing and branding, strategic innovation and corporate turnaround will enable him to provide insightful guidance in helping to drive the Company’s growth.

Current Avon Committee Membership: Nominating and Corporate Governance Committee

W. DON CORNWELL

Director since 2002                    Age: 64

Mr. Cornwell was Chairman and Chief Executive Officer of Granite Broadcasting Corporation from 1988 until his retirement in August 2009, and served as Vice Chairman until December 2009. On December 11, 2006, Granite Broadcasting Corporation filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code and emerged from its restructuring on June 4, 2007. Previously, Mr. Cornwell was Chief Operating Officer for the Corporate Finance Department at Goldman, Sachs & Co. from 1980 to 1988 and Vice President of the Investment Banking Division of Goldman, Sachs from 1976 to 1988. He is a director of Pfizer, Inc. and American International Group, Inc. He is also a director of the Wallace Foundation, member of the executive board of Highbridge Growth Equity Fund IV, member of the joint diversity advisory council of Comcast and NBCUniversal and is a trustee of Big Brothers Big Sisters of New York. Mr. Cornwell previously served as a director of CVS Caremark Corporation from 1994 until 2007.

Key Attributes, Experience and Skills:

Through Mr. Cornwell’s career as an entrepreneur driving the growth of a consumer focused media company, an executive in the investment banking industry and as a director of several significant consumer product and health care companies, he has valuable business, leadership and management experience and brings important perspectives on the issues facing the Company. Mr. Cornwell founded and built Granite Broadcasting Corporation, a consumer focused media company, through acquisitions and operating growth enabling him to provide insight and guidance on strategic direction and growth. Mr. Cornwell’s strong financial background, including his work at Goldman, Sachs prior to co-founding Granite and his service on the audit and investment committees of other companies, also provides financial expertise to the Board, including an understanding of financial statements, corporate finance, accounting and capital markets.

Current Avon Committee Membership: Audit Committee; Finance Committee

V. ANN HAILEY

Director since 2008                    Age: 61

From January 2009 to January 2010, Ms. Hailey served as the Chief Financial Officer of Gilt Groupe, Inc., an internet retailer of discounted luxury goods. She served previously as Executive Vice President of Limited Brands, Inc. from August 1997 to September 2007, first having served as EVP, Chief Financial Officer from August 1997 until April 2006 and then serving as EVP, Corporate Development until September 2007. She also served on the Limited Brands, Inc. Board of Directors from 2001 to 2006 and as a Director of the Federal Reserve Bank of Cleveland from 2004 to 2008. Ms. Hailey is a director of W.W. Grainger, Inc.

Key Attributes, Experience and Skills:

Ms. Hailey has spent her career in consumer businesses and brings key financial and operations experience to the Company. In particular, Ms. Hailey possesses broad expertise in strategic planning, branding and marketing, business development, retail goods and sales and distribution on a global scale. Ms. Hailey’s positions as chief financial officer and her service on the audit committees of other companies, as well as her accounting and financial knowledge, also impart significant expertise to the Board, including an understanding of financial statements, corporate finance, accounting and capital markets. Through her most recent experience in the apparel and discounted luxury goods industries, including with online selling, Ms. Hailey provides the Company with valuable insight regarding e-commerce.

Current Avon Committee Membership: Audit Committee; Finance Committee

FRED HASSAN

Director since 1999                    Age: 66

Mr. Hassan serves as our Lead Independent Director. Mr. Hassan is a Managing Director and Partner at Warburg Pincus LLC, a private equity firm, since January 2011, and prior to that, served as Senior Advisor since November 2009. Previously, Mr. Hassan was the Chairman and Chief Executive Officer of Schering-Plough Corporation, from April 2003 to November 2009. Prior to that, Mr. Hassan had been Chairman and Chief Executive Officer of Pharmacia Corporation since February 2001. Prior to that time, he served as President and Chief Executive Officer of Pharmacia after its creation in March 2000 from the merger of Pharmacia & Upjohn, Inc. with Monsanto Company. Before that he served as President and CEO of Pharmacia & Upjohn since May 1997. Mr. Hassan previously held senior positions with Wyeth, including that of Executive Vice President and Board member. Mr. Hassan is a director of Time Warner Inc.

Key Attributes, Experience and Skills:

Mr. Hassan brings a wealth of broad-based, global leadership experience, including R&D, operations, corporate governance, strategic planning and risk management through his background as a public company CEO. Mr. Hassan possesses particular knowledge and experience in R&D and customer driven growth and turnaround strategies that provides valuable perspective to the Company. In addition, his diversified financial and business expertise and corporate leadership experience strengthen the Board’s collective qualifications, skills, and experience. Through his tenure on our Board, he has a deep understanding of the Company’s business and strategic focus and has provided key leadership and guidance to drive our growth.

Current Avon Committee Membership: Compensation and Management Development Committee; Nominating and Corporate Governance Committee (Chair)

ANDREA JUNG

Director since 1998                    Age: 53

Ms. Jung was elected Chairman of the Board of Directors and Chief Executive Officer of the Company effective September 2001, having previously served as Chief Executive Officer since November 1999. Ms. Jung has been a member of the Board of Directors since January 1998 and was President from January 1998 to January 2001 and Chief Operating Officer from July 1998 to November 1999. She was elected an Executive Vice President of the Company in March 1997 concurrently continuing as President, Global Marketing, a position she held from July 1996 to the end of 1997. Ms. Jung joined the Company in January 1994 as President, Product Marketing for Avon U.S. Previously, she was Executive Vice President for Neiman Marcus and a Senior Vice President for I. Magnin. Ms. Jung is a director of Apple Inc. and the General Electric Company. She is a member of the N.Y. Presbyterian Hospital Board of Trustees, a director of Catalyst and Vice Chairman of the World Federation of Direct Selling Associations.

Key Attributes, Experience and Skills:

Ms. Jung’s deep understanding of the Company’s business and industry provides critical expertise to the Company and makes her uniquely qualified to serve as Chairman. During her decade as CEO, the Company has doubled in size. Prior to her current position, Ms. Jung served as President and Chief Operating Officer, with full responsibility for our global business units. Prior to that, Ms. Jung ascended to senior level positions within Avon’s product marketing group, where she oversaw research and development, market research, strategic planning, joint ventures and alliances. In addition, her participation and leadership in industry trade associations, including as Chairman of the World Federation of Direct Selling Associations and as former Chairman of the Cosmetic, Toiletry and Fragrance Association, provide valuable insight in light of our business as the world’s leading direct seller of beauty products. Ms. Jung’s entire professional career has been with companies that market to female consumers, giving her deep knowledge of the Company’s targeted segment.

MARIA ELENA LAGOMASINO

Director since 2000                    Age: 62

Ms. Lagomasino is the Chief Executive Officer of GenSpring Family Offices, an affiliate of Sun Trust Banks Inc. Prior to assuming this position in November 2005, Ms. Lagomasino was Chairman and Chief Executive Officer of JP Morgan Private Bank, a division of JP Morgan Chase & Co. from September 2001 to March 2005. Prior to assuming this position, Ms. Lagomasino was Managing Director at The Chase Manhattan Bank in charge of its Global Private Banking Group. Ms. Lagomasino had been with Chase Manhattan since 1983 in various positions in private banking. Prior to 1983 she was a Vice President at Citibank. She has previously served as Trustee of the Synergos Institute. Currently, she is a Board member of the Coca-Cola Company and a Trustee of the National Geographic Society. She is also a member of the Council on Foreign Relations, the Economic Club of New York and the Americas Society.

Key Attributes, Experience and Skills:

Ms. Lagomasino is a recognized leader in the wealth management industry, with over thirty years of financial services experience, including investment and capital markets. This financial and business expertise enhances her contribution to the oversight of the Company’s strategic direction and growth. Ms. Lagomasino also has broad international experience, including management of 3,000 employees in over 20 countries as CEO of JP Morgan Private Bank and 35 years of working with Latin America, which is one of the Company’s key markets. Through her professional background, including her service on the compensation committee of another public company, Ms. Lagomasino provides valuable knowledge of executive compensation matters. Through her tenure on our Board, Ms. Lagomasino has a deep understanding of the Company’s business and strategic focus and has provided key leadership and guidance to drive our growth.

Current Avon Committee Membership: Compensation and Management Development Committee (Chair); Nominating and Corporate Governance Committee

ANN S. MOORE

Director since 1993                    Age: 61

Ms. Moore served as Chairman and Chief Executive Officer of Time Inc. from July 2002 to September 2010 and served as Chairman through December 2010. Prior to that, Ms. Moore was Executive Vice President of Time Inc. since September 2001, where she had executive responsibilities for a portfolio of magazines including Time, People, InStyle, Teen People, People en Español and Real Simple. Ms. Moore joined Time Inc. in 1978 in Corporate Finance. Since then, she has held consumer marketing positions at Sports Illustrated, Fortune, Money and Discover, moving to general management of Sports Illustrated in 1983 and to publisher of People in 1991. She is also a director of the Wallace Foundation.

Key Attributes, Experience and Skills:

Through her career in consumer-driven publishing and media, Ms. Moore possesses significant expertise in global branding and marketing, operations and turnaround strategies, which provides critical perspective to the Company. She is a recognized leader whose understanding of consumer trends and demographics enhances her contribution to the Board’s oversight and direction. In addition, Ms. Moore’s experience leading the innovation of iconic brands and products is of particular value to the Company. Through her tenure on our Board, Ms. Moore has a deep understanding of the Company’s business and strategic focus and has provided key leadership and guidance to drive our growth.

Current Avon Committee Membership: Compensation and Management Development Committee; Nominating and Corporate Governance Committee

GARY M. RODKIN

Director since 2007                    Age: 59

Mr. Rodkin is the Chief Executive Officer of ConAgra Foods, Inc. and serves as a member of its Board of Directors. Prior to joining ConAgra Foods, Inc. in October 2005, he was Chairman and Chief Executive Officer of PepsiCo Beverages and Foods North America. Mr. Rodkin also served as President and Chief Executive Officer of Pepsi-Cola North America from 1999 to 2002, and President of Tropicana from 1995 to 1998. He held various management positions at General Mills from 1979 to 1995, including President of Yoplait Yogurt. He serves as Chairman of the Grocery Manufacturers of America and Chair of the Board of Boys Town. He also serves on the Rutgers Board of Overseers and Strategic Command Consultation Committee.

Key Attributes, Experience and Skills:

Mr. Rodkin has spent his career building leading consumer brands and contributes key marketing, financial and operations expertise to the Company. His broad-based business expertise and corporate leadership skills as a public company CEO provide significant insight and guidance on issues facing the Company and strengthen the Board’s collective qualifications, skills, and experience. In particular, Mr. Rodkin’s strong turnaround experience enhances his contribution to the oversight of the Company’s strategic direction and growth.

Current Avon Committee Membership: Compensation and Management Development Committee; Finance Committee

PAULA STERN, Ph.D.

Director since 1997                    Age: 66

The Honorable Paula Stern is Chairwoman of The Stern Group, Inc., an international advisory firm in areas of business and government strategy established in 1988. She was Commissioner of the U.S. International Trade Commission from 1978 to 1987 and Chairwoman from 1984 to 1986. Dr. Stern is a director of Rent-A-Center, Inc. She serves on the US Secretary of State’s Advisory Committee on International Economic Policy, the Board of Trustees of the Committee for Economic Development and on the Advisory Council of Columbia University School of Social Work and the Executive Committee of the Atlantic Council of the United States. She is also a member of the Council on Foreign Relations, Inter-American Dialogue, Bretton Woods Committee, and the High Level Advisory Group for the Global Subsidies Initiative of the International Institute for Sustainable Development. Dr. Stern previously served as a director of Avaya, Inc. from 2002 until 2007, the Neiman Marcus Group, Inc. from 2001 until 2005, and Hasbro, Inc. from 2002 until 2010.

Key Attributes, Experience and Skills:

Dr. Stern is a distinguished scholar with over 30 years of professional experience in regulatory, legislative and business matters. She is an expert on business and government strategy, including global trade and competitive considerations, and provides the Company with valuable leadership and perspective in these areas. In addition, Dr. Stern’s strong background in the direct selling regulatory framework is an asset in light of our business, which is conducted worldwide primarily through direct selling. Further, through her 24 years service on the boards of 16 companies, including consumer products companies, she has gained corporate governance and leadership experience that enhances her contribution to the Company. Through her tenure on our Board, Dr. Stern has a deep understanding of the Company’s business and strategic focus and has provided key leadership and guidance to drive our growth.

Current Avon Committee Membership: Finance Committee; Nominating and Corporate Governance Committee

LAWRENCE A. WEINBACH

Director since 1999                    Age: 72

Mr. Weinbach is a Managing Director of Yankee Hill Capital Management LLC, a private equity firm. On January 31, 2006, he retired as Chairman of the Board of Unisys Corporation. Mr. Weinbach joined Unisys in September 1997 as Chairman, President and Chief Executive Officer. In January 2004, his title changed to Chairman and Chief Executive Officer and he held the position of Chairman from January 2005 until his retirement. He previously was Managing Partner–Chief Executive of Andersen Worldwide, a global professional services organization from 1989 to 1997 and had held various senior executive positions with Andersen for a number of years prior thereto. Mr. Weinbach is the lead director of Discover Financial Services and serves as Chairman of Great Western Products Holdings LLC, a private company. During the past five years, he served as a director of Quadra Realty Trust and UBS, AG.

Key Attributes, Experience and Skills:

Mr. Weinbach possesses key leadership expertise in the information technology and financial services sectors as well as the global marketplace. In particular, he has valuable turnaround experience that enhances his contribution to the oversight of the Company’s strategic initiatives. Mr. Weinbach’s strong financial background, gained through his private equity, and financial services experience, includes a thorough knowledge of financial statements, corporate finance, accounting and capital markets that is of significant value to the Company. Through his tenure on our Board, Mr. Weinbach has a deep understanding of the Company’s business and strategic focus and has provided key leadership and guidance to drive our growth.

Current Avon Committee Membership: Audit Committee (Chair)

INFORMATION CONCERNING THE BOARD OF DIRECTORS

2011 Board Meetings

Our Board of Directors held 14 meetings in 2011. Directors are expected to attend all meetings of the Board of Directors and the Board Committees on which they serve and to attend the Annual Meeting of Shareholders. All directors attended at least 75% of the aggregate number of meetings of the Board and of each Board Committee on which he or she served. All directors attended the 2011 Annual Meeting. In addition to participation at Board and Committee meetings and the Annual Meeting of Shareholders, our directors discharge their duties throughout the year through communications with senior management. The non-management directors meet in regularly scheduled executive sessions, as needed, without the CEO or other members of management. In the absence of the lead independent director from any executive session, the non-management directors will choose from among themselves a presiding director.

Board Leadership Structure

The Board currently combines the positions of CEO and Chairman, coupled with a lead independent director. In December 2011, we announced that in 2012, we will separate the roles of Chairman and CEO and that Ms. Jung, our present Chairman and CEO, will be named Executive Chairman upon a new CEO joining the Company. A committee of the Board of Directors is working with Ms. Jung to undertake an external search for a CEO. Ms. Jung will continue to serve in her dual roles throughout the recruitment process and will work closely with the new CEO to assure a successful transition.

The Board believes that separating the Chairman and CEO roles is an important step to help the Company capture its future opportunities. A new CEO will provide a fresh lens and additional operational and executive leadership. As Executive Chairman, Ms. Jung will work closely with the new CEO in support of the Company’s overall strategic direction and brand positioning. She will continue to be involved in maintaining strong relationships with Avon’s key constituencies, including her role in motivating our Representatives, and her critical advocacy on behalf of the Avon Foundation for Women.

The lead independent director strengthens the Board’s independence and autonomous oversight of our business as well as Board communication and effectiveness. Mr. Hassan was appointed the lead independent director in February 2009. The responsibilities of the lead independent director include (i) presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; (ii) reviewing and approving meeting agendas, meeting schedules and other information, as appropriate; (iii) serving as a liaison between the Chairman and the independent directors; (iv) having pre- and post-meetings with the Corporate Secretary, as appropriate; (v) having the authority to call meetings of the independent directors; (vi) if requested by major shareholders, ensuring availability for consultation and direct communication, as appropriate; and (vii) performing such other duties specified by the Board from time to time.

The Board evaluates its leadership structure periodically, including the appointment of the lead independent director.

Risk Oversight

The Board of Directors administers its risk oversight function primarily through the Audit Committee, which oversees the Company’s risk management practices. The Audit Committee is responsible for, among other things, discussing with management on a regular basis the Company’s guidelines and policies that govern the process for risk assessment and risk management. This discussion includes the Company’s major risk exposures and actions taken to monitor and control such exposures. The Audit Committee also has oversight of the Company’s risk management committee, composed of certain key executives. The Company has an enterprise risk management process and provides regular updates to the Audit Committee with respect to this process. The

Audit Committee also regularly reports to the full Board on the Company’s risk management practices. While the Audit Committee has primary responsibility for overseeing risk management, other Board Committees also review risk within their areas of responsibility, as appropriate. We believe that the Chairman, CEO, lead independent director and roles of the Board and the Board Committees provide the appropriate leadership to help ensure effective risk oversight.

Communications with Directors

A shareholder or other interested party who wishes to communicate with the Board, the non-management directors as a group, the lead independent director or any other individual director may do so by addressing the correspondence to that individual or group, c/o Corporate Secretary, Avon Products, Inc., 1345 Avenue of the Americas, New York, NY 10105. All correspondence addressed to a director will be forwarded to that director.

Board Committees

The Board has the following regular standing committees: Audit Committee, Compensation and Management Development Committee, Nominating and Corporate Governance Committee, and Finance Committee. The charters of each Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics (which applies to the Company’s directors, officers and employees) are available on our investor website (www.avoninvestor.com).

Audit Committee

Number of Meetings in 2011	Eleven

Primary Responsibilities	We have a separately designated standing Audit Committee established in accordance with the Securities Exchange Act of 1934. The Board has determined that Lawrence A. Weinbach, the Committee’s Chair, and V. Ann Hailey are both qualified to be “audit committee financial experts,” under the rules of the Securities and Exchange Commission and that both are independent as defined by the listing standards of the New York Stock Exchange. The Audit Committee assists the Board in fulfilling its responsibility to oversee the integrity of our financial statements, controls and disclosures, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors and the performance of our internal audit function and independent accountants. The Committee has the authority to conduct any investigation appropriate to fulfilling its purpose and responsibilities. The responsibilities of the Committee are set forth in the Committee’s charter and include, among other things: reviewing major issues regarding accounting principles and financial statement presentations; reviewing with management and the independent accountants our annual audited and quarterly financial statements; discussing generally with management the types of information to be disclosed in earnings press releases; oversight of risk management practices; the appointment, compensation, retention and oversight of the independent auditors; approving all audit services and all permitted non-audit services; and reviewing with management and the independent auditors our disclosure controls and procedures and our internal controls.

Compensation and Management Development Committee

Number of Meetings in 2011	Eight

Primary Responsibilities	The Compensation and Management Development Committee is appointed by the Board to discharge the responsibilities of the Board relating to compensation of our executives. The responsibilities of the Compensation and Management Development Committee are set forth in the Committee’s charter and include, among other things: reviewing and establishing our overall executive compensation and benefits philosophy, including review of the risk and reward structure of executive compensation plans, policies and practices, as appropriate; in consultation with the independent members of the Board, reviewing and approving the goals and objectives relevant to the compensation of the Chief Executive Officer and determining and approving the compensation of the Chief Executive Officer; determining and approving the compensation of all senior officers; approving grants of equity compensation awards under our stock plans; reviewing, approving and, as appropriate, recommending for independent director or shareholder approval all incentive compensation plans and equity-based plans, including establishing performance measures as well as evaluating and approving any incentive pay-outs thereunder; authority to approve the adoption or amendment of certain employee benefit plans, subject to the terms of such plans; approving agreements with senior officers; reviewing and evaluating the Company’s management organization and principal plans for management development and succession planning; on at least an annual basis, reviewing and recommending to the Board any actions relating to management development and succession planning and reviewing CEO succession plans and high potential candidates for other senior officer positions with the CEO and Board; and establishing and periodically reviewing, with input from the independent members of the Board, the policies and principles for the selection and performance review of the Company’s CEO as well as CEO succession in the event of an emergency or the retirement of the CEO. The Committee is also charged with the responsibility of reviewing and discussing with management the Compensation Discussion and Analysis to be included in our proxy statement and, based on that review and discussion, determining whether to recommend to our Board of Directors inclusion of the Compensation Discussion and Analysis in the proxy statement, and prepare the disclosure required by Item 407(e)(5) of Regulation S-K.

The Committee may delegate responsibilities to a subcommittee composed of one or more members of the Committee, provided that any action taken shall be reported to the full Committee as soon as practicable, but in no event later than at the Committee’s next meeting. In addition, the Committee may delegate certain other responsibilities, as described in the Committee charter. Also, as described on page 36 under “Compensation Discussion and Analysis—Additional Information—Equity Award Granting Practices” the Committee has delegated to Ms. Jung as a director the authority to approve annual and off-cycle stock option and stock- based grants to employees who are not senior officers. The full

Committee, however, determines the aggregate amount, as well as the terms and conditions, of these annual and off-cycle grants. A description of the role of the compensation consultant engaged by the Committee, scope of authority of the Committee and the role of executive officers in determining executive compensation is set forth on pages 28-29 under “Compensation Discussion and Analysis—Roles in Executive Compensation.”

Nominating and Corporate Governance Committee

Number of Meetings in 2011	Three

Primary Responsibilities	The Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, consistent with criteria approved by the Board; recommends to the Board the candidates for directorships to be filled by the Board and director nominees to be proposed for election at the Annual Meeting of Shareholders; develops and recommends to the Board a set of corporate governance principles applicable to the Company; monitors developments in corporate governance and makes recommendations to the Board regarding changes in governance policies and practices; and oversees the evaluation of the Board, including conducting an annual evaluation of the performance of the Board and Board committees. The responsibilities of the Committee are set forth in the Committee’s charter and include, among other things: reviewing and recommending to the Board policies regarding the size and composition of the Board, qualifications and criteria for Board and committee membership, and the compensation of non-management directors. A description of scope of authority of the Committee and the role of executive officers in determining the compensation of non-management directors is set forth on page 64 under “Director Compensation.”

Finance Committee

Number of Meetings in 2011	Four

Primary Responsibilities	The Finance Committee assists the Board in fulfilling its responsibilities to oversee our financial management, including oversight of our capital structure and financial strategies, investment strategies, banking relationships and funding of the employee benefit plans. The Committee is also responsible for the oversight of the deployment and management of our capital, including the oversight of certain key business initiatives. The responsibilities of the Committee are set forth in the Committee’s charter and include, among other things, reviewing with management on a timely basis significant financial matters of the Company, including matters relating to our capitalization, dividend policy and practices, credit ratings, cash flows, borrowing activities, debt management and investment of surplus funds.

Director Independence

The Board of Directors assesses the independence of its non-management members at least annually in accordance with the listing standards of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002 and the regulations of the Securities and Exchange Commission, as well as our Corporate Governance Guidelines available on our investor website (www.avoninvestor.com). As part of its assessment of the independence of the non-management directors, the Board determines whether or not any such director has a material relationship with Avon, either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with Avon. In making this determination, the Board broadly considers all relevant facts and circumstances and will consider this issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation. This consideration will include: (i) the nature of the relationship; (ii) the significance of the relationship to Avon, the other organization and the individual director; (iii) whether or not the relationship is solely a business relationship in the ordinary course of Avon’s and the other organization’s businesses and does not afford the director any special benefits; and (iv) any commercial, industrial, banking, consulting, legal, accounting, charitable, familial and other relationships; provided, that ownership of a significant amount of our stock is not, by itself, a bar to independence. In assessing the independence of directors and the materiality of any relationship with Avon and the other organization, the Board has determined that a relationship in the ordinary course of business involving the sale, purchase or leasing of property or services will not be deemed material if the amounts involved, on an annual basis, do not exceed the greater of (i) $1,000,000 or (ii) one percent (1%) of Avon’s revenues or one percent (1%) of the revenues of the other organization involved.

Some of the Company’s advertisements may appear from time to time in media owned by Time Warner Inc., of which Mr. Hassan is a board member. In addition, Mr. Cornwell serves on the board of directors of American International Group, Inc., which provides the Company with insurance in the ordinary course of business.

Based on the standards described above, the Board of Directors has determined that none of these transactions or relationships, nor the associated amounts paid to the parties, was material such that it would impede the exercise of independent judgment. The Board of Directors has concluded that each non-management director who is currently serving and who served during 2011 is independent.

Director Nomination Process & Shareholder Nominations

The Committee’s process for considering all candidates for election as directors, including shareholder-recommended candidates, is designed to ensure that the Committee fulfills its responsibility to recommend candidates that are properly qualified and are not serving any special interest groups, but rather the best interest of all of the shareholders.

Our Corporate Governance Guidelines and the charter of the Nominating and Corporate Governance Committee require that our directors possess the highest standards of personal and professional ethics, character and integrity and meet the standards set forth in our Corporate Governance Guidelines. In identifying candidates for membership on the Board, the Committee takes into account all factors it considers appropriate, consistent with criteria approved by the Board, which may include professional experience, knowledge, independence, diversity of backgrounds and the extent to which the candidate would fill a present or evolving need on the Board. There is not a formal diversity policy; however, diversity of backgrounds, as one factor that the Committee may consider, is broadly construed to include differences of viewpoint, personal and professional experience, skill, gender, race, as well as other individual characteristics.

From time to time, the Committee retains a third-party search firm to locate candidates that meet the needs of the Board at that time. When a search firm is used, the firm typically provides information on a number of candidates for review and discussion by the Committee. If appropriate, the Committee chair and some or all of the members of the Committee may interview potential candidates. If in these circumstances the Committee determines that a potential candidate meets the needs of the Board, has the relevant qualifications, and meets the standards set forth in our Corporate Governance Guidelines, the Committee will vote to recommend to the Board the election of the candidate as a director.

The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders if properly submitted to the Committee in accordance with our Corporate Governance Guidelines. Shareholders wishing to recommend persons for consideration by the Committee as nominees for election to the Board of Directors can do so by writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Avon Products, Inc., 1345 Avenue of the Americas, New York, New York 10105. Recommendations must include the proposed nominee’s name, detailed biographical data, work history, qualifications and corporate and charitable affiliations, as well as a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director. The Committee will then consider the candidate and the candidate’s qualifications using the criteria as set forth above. The Committee may discuss with the shareholder making the nomination the reasons for making the nomination and the qualifications of the candidate. The Committee may then interview the candidate and may also use the services of a search firm to provide additional information about the candidate prior to making a recommendation to the Board.

Shareholders of record may also nominate candidates for election to the Board by following the procedures set forth in our By-Laws. Information regarding these procedures for nominations by shareholders will be provided upon request to our Corporate Secretary.

In addition, our Corporate Governance Guidelines provide that any non-management director who will be age 72 or older at the time of the election may not stand for reelection unless requested by the Board. Mr. Weinbach, who will be 72 at the Annual Meeting, has been asked by the Board to stand for reelection for a one year term due to his significant contributions to the Audit Committee and as a member of the Board and his important role as Chair of the Audit Committee.

Board Policy Regarding Voting for Directors

Our Corporate Governance Guidelines provide that any director nominee who receives a greater number of votes “withheld” than votes “for” his or her election in an uncontested election of directors will promptly tender his or her resignation. The Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Nominating and Corporate Governance Committee will consider any factors or other information that it considers appropriate or relevant. The Board, taking into account the Nominating and Corporate Governance Committee’s recommendation, will act on the tendered resignation and publicly disclose its decision and the rationale within 90 days from the date of the certification of the election results.

Director Compensation

Information regarding director compensation is set forth on page 64 under “Director Compensation.”

Certain Legal Proceedings

Beginning in July and August 2010, several derivative actions were filed against certain present or former officers and/or directors of the Company. Two of these actions were filed in state court (Carol J. Parker, derivatively on behalf of Avon Products, Inc. v. W. Don Cornwell, et al. and Avon Products, Inc. as nominal defendant (filed in the New York Supreme Court, Nassau County, Index No. 600570/2010) and Lynne Schwartz, derivatively on behalf of Avon Products, Inc. v. Andrea Jung et al. and Avon Products, Inc. as nominal defendant (filed in the New York Supreme Court, New York County, Index No. 651304/2010)). These actions allege breach of fiduciary duty, abuse of control, waste of corporate assets, and, in one complaint, unjust enrichment, relating to the Company’s compliance with the Foreign Corrupt Practices Act, including the adequacy of the Company’s internal controls. The relief sought in one or both of these derivative complaints includes certain declaratory and equitable relief, restitution, damages, exemplary damages and interest. Three federal court derivative actions were also filed and then consolidated (Murray C. White, derivatively on behalf of Avon Products, Inc. v. Andrea Jung, et al. and Avon Products, Inc. as nominal defendant (filed in the United States District Court for the Southern District of New York, 10-CV-5560); County of York Employees Retirement Plan, derivatively on behalf of Avon Products, Inc. v. W. Don Cornwell, et al. and Avon Products, Inc. as nominal defendant (originally filed in the New York Supreme Court, New York County, Index No. 651065/2010 and refiled in the United States District Court for the Southern District of New York, 10-CIV-5933); and IBEW Local 1919 Pension Fund, derivatively on behalf of Avon Products, Inc. v. W. Don Cornwell, et al. and Avon Products, Inc. as nominal defendant (filed in the United States District Court for the Southern District of New York, 10-CIV-6256)). The amended consolidated shareholder derivative complaint alleged breach of fiduciary duty, unjust enrichment and proxy disclosure violations (and sought rescission of compensation on account of such proxy violations), relating to the Company’s compliance with the Foreign Corrupt Practices Act, including the adequacy of the Company’s internal controls. The relief sought included certain declaratory and equitable relief, restitution and damages (including rescission). On February 14, 2012, on motion of plaintiffs, the court dismissed the federal court actions without prejudice. Consistent with the Company’s By-Laws and the New York Business Corporation Law, expenses in connection with all of the foregoing actions are being paid by the Company on behalf of certain present or former officers and/or directors. The Company is or was named as a nominal defendant in all of these actions.

Compensation and Management Development Committee Interlocks and Insider Participation

No member of our Board’s Compensation and Management Development Committee, each of whom is listed under “Compensation and Management Development Committee Report” on page 25, has served as one of our officers or employees at any time. None of our executive officers served during 2011 as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board of Directors or Compensation and Management Development Committee.

EXECUTIVE OFFICERS

The executive officers of the Company as of the March 1, 2012 are listed below. Executive officers are generally designated by the Board of Directors at its first meeting following the Annual Meeting of Shareholders. Each executive officer holds office until the first meeting of the Board of Directors following the next Annual Meeting of Shareholders at which directors are elected, or until his or her successor is elected, except in the event of death, resignation, removal or the earlier termination of his or her term of office.

Name	Title	Age	Year Designated Executive Officer
Andrea Jung	Chairman and Chief Executive Officer	53	1997
Kimberly A. Ross	Executive Vice President and Chief Financial Officer	46	2011
Charles M. Herington	Executive Vice President, Developing Market Group	52	2006
Fernando J. Acosta	Senior Vice President and President, Latin America	43	2011
Lucien Alziari	Senior Vice President, Human Resources and Corporate Responsibility	52	2004
Robert Briddon	Senior Vice President and President, Asia Pacific	58	2011
Donagh Herlihy	Senior Vice President and Chief Information Officer	48	2011
John P. Higson	Senior Vice President, Global Commercial Operations	54	2006
Jorge Martinez-Quiroga	Senior Vice President and President, North America	56	2011
Srdjan Mijuskovic	Senior Vice President and President, Central and Eastern Europe	56	2011
John F. Owen	Senior Vice President, Global Supply Chain and Process Excellence	54	2009
Kim K. W. Rucker	Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer	45	2008
Anna Segatti	Senior Vice President and President, Western Europe, Middle East & Africa	59	2011
Stephen Ibbotson	Group Vice President and Corporate Controller	52	2009

Andrea Jung was elected as Avon’s Chairman of the Board of Directors and Chief Executive Officer effective September 2001, having previously served as Chief Executive Officer since November 1999. Ms. Jung has been a member of the Board of Directors since January 1998 and was President from January 1998 to January 2001 and Chief Operating Officer from July 1998 to November 1999. She was elected an Executive Vice President of Avon in March 1997 concurrently continuing as President, Global Marketing, a position she held from July 1996 to the end of 1997. Ms. Jung joined Avon in January 1994 as President, Product Marketing for Avon U.S. Previously, she was Executive Vice President for Neiman Marcus and a Senior Vice President for I. Magnin. Ms. Jung is a director of Apple Inc. and the General Electric Company. She is a member of the N.Y. Presbyterian Hospital Board of Trustees, a director of Catalyst and Vice Chairman of the World Federation of Direct Selling Associations.

Kimberly A. Ross has been Avon’s Executive Vice President and Chief Financial Officer since November 2011. Prior to joining Avon, Ms. Ross served as the Executive Vice President and Chief Financial Officer of Royal Ahold N.V. since November 2007 and Deputy Chief Financial Officer from July to November 2007. Prior to that, Ms. Ross served as Ahold’s Senior Vice President and Chief Treasury and Tax Officer from April 2005 to July 2007, Senior Vice President and Group Treasurer from January 2004 to April 2005, Vice President and Group Treasurer from April 2002 to January 2004, and Assistant Treasurer from September 2001 to April 2002. Prior to joining Ahold in September 2001, Ms. Ross held the position of Director of Corporate Finance for the

Americas at Joseph E. Seagram & Sons Inc. as well as a number of other management positions at Joseph E. Seagram from 1995 through 2001. Ms. Ross also held a number of management positions at Anchor Glass Container Corporation from 1992 to 1995. Prior thereto, she was Senior Manager at Ernst & Young Global Limited.

Charles M. Herington has been Avon’s Executive Vice President, Developing Market Group since March 2011. Prior to that, Mr. Herington served as Executive Vice President, Latin America and Central & Eastern Europe since June 2009 and Executive Vice President, Latin America since March 2008. Prior to that, he was Senior Vice President, Latin America since March 2006. Prior to joining Avon, Mr. Herington was President and Chief Executive Officer of America Online Latin America from 1999 to February 2006. On June 23, 2005, America Online Latin America filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code and in April 2006, the bankruptcy court approved the company’s recovery and liquidation plan. Prior to joining America Online Latin America, Mr. Herington served as President of Revlon Latin America. From 1990 to 1997, Mr. Herington held executive positions with PepsiCo Restaurants International, serving from 1995 to 1997 as Division President of Kentucky Fried Chicken, Pizza Hut and Taco Bell of South America, Central America and the Caribbean. He also held several positions in management and marketing with Procter & Gamble in Canada, Puerto Rico and Mexico during the 10 years prior to his association with PepsiCo. Mr. Herington is a director of NII Holdings, Inc. (formerly Nextel International) and Molson-Coors.

Fernando J. Acosta has been Avon’s Senior Vice President and President, Latin America since December 2011. Prior to joining Avon, Mr. Acosta spent 19 years at Unilever, where he advanced through a series of senior operating positions with increasing responsibility. Most recently, he served as Unilever’s Senior Vice President, Middle Americas since November 2010. Prior to that, he served as Unilever’s Senior Vice President, Skin Care and Cleansing from August 2008 to October 2010. Prior to that, he served as Senior Vice President, Dove Personal Care from July 2006 to July 2008. Prior to 2006, Mr. Acosta held various management positions within Unilever’s Deodorants and Hair Care businesses.

Lucien Alziari has been Avon’s Senior Vice President, Human Resources and Corporate Responsibility since November 2009 and prior to that, Senior Vice President, Human Resources since September 2004. Prior to joining Avon, he was Chief Human Resources Officer for PepsiCo’s Corporate Division from 2003 to 2004. Prior to that, Mr. Alziari was PepsiCo’s Vice President, Staffing and Executive Development from 2000 to 2003, Vice President, Corporate Human Resources from 1998 to 2000, and Vice President, Human Resources for the Middle East, Pakistan and Africa from 1994 to 1997.

Robert Briddon has been Avon’s Senior Vice President and President, Asia Pacific since March 2011. Prior to that, Mr. Briddon served as Group Vice President, North America Marketing, Canada and the Caribbean since January 2010, General Manager, Philippines since July 2006, and General Manager, Thailand since 2005. Before that, he held various positions in operations, marketing and general management since joining Avon in 1978.

Donagh Herlihy has been Avon’s Senior Vice President and Chief Information Officer since March 2008. Prior to joining Avon, Mr. Herlihy was the Vice President—Supply Chain Strategy and Planning and Chief Information Officer for the Wm. Wrigley Jr. Company from 2007 to 2008. Prior to that, Mr. Herlihy served as Vice President—People, Learning & Development and Chief Information Officer from 2006 to 2007 and Vice President—Chief Information Officer from 2000 to 2006 at the Wm. Wrigley Jr. Company. Before that, he held positions of increasing responsibility with The Gillette Company in supply chain and information technology.

John P. Higson has been Avon’s Senior Vice President, Global Commercial Operations since March 2011. Prior to that, he served as Senior Vice President, Global Direct Selling and Business Model Innovation since June 2009 and Senior Vice President, Central and Eastern Europe since December 2005. Prior to that, Mr. Higson was Area Vice President, Central and Eastern Europe from 2002 to 2005 and, additionally during that period, was General Manager, Avon Poland from 2003 to 2005 and head of Global Sales Development from 1999 to 2002. Before that, he held various positions since joining Avon in 1985.

Jorge Martinez-Quiroga has been Avon’s Senior Vice President and President, North America since March 2011. Prior to that, Mr. Martinez-Quiroga served as Group Vice President, Service Model Transformation since March 2010, General Manager, North Latin America since April 2009, General Manager, Mexico since January 2008, and General Manager, Argentina since May 2000. Before that, he held various positions since joining Avon in 1978.

Srdjan Mijuskovic has been Avon’s Senior Vice President and President, Central and Eastern Europe since March 2011. Prior to that, Mr. Mijuskovic served as Senior Vice President, Central and Southeastern Europe since June 2009, Senior Vice President, Global Sales since September 2008, Vice President, Global Sales since February 2006, and Executive Director, Service Excellence, CEE since October 2004. Before that, he held various positions since joining Avon in 1997.

John F. Owen has been Avon’s Senior Vice President, Global Supply Chain and Process Excellence since March 2011 and prior to that, Senior Vice President, Global Supply Chain since December 2005. Prior to that, Mr. Owen served as Senior Vice President and President, Europe, Middle East & Africa from 2004 to 2005, Senior Vice President, Business Transformation from 2002 to 2004, and Group Vice President, Global Finance from 2000 to 2002, and Vice President, Finance North America from 1997 to 2000. Before that, he held various positions in finance since joining Avon in 1980.

Kim K. W. Rucker has been Avon’s Senior Vice President and General Counsel since March 2008 and Corporate Secretary since February 2009 and has been serving as the chief compliance officer since joining the Company. Prior to joining Avon, Ms. Rucker was the Senior Vice President, Secretary and Chief Governance Officer of Energy Future Holdings Corp. (formerly TXU Corp.) from 2004 to 2008. Ms. Rucker was Counsel, Corporate Affairs at Kimberly-Clark Corporation from 2001 to 2004 and previously was a partner at the Chicago law firm of Sidley Austin LLP.

Anna Segatti has been Avon’s Senior Vice President and President, Western Europe, Middle East and Africa since March 2011. Prior to that, Mrs. Segatti served as Group Vice President, Western Europe and the Middle East since September 2010, General Manager, UK & Ireland since September 2007, General Manager, Germany and Vice President Channel Strategy and Development, WEMEA since January 2007 and Vice President Channel Strategy and Development, WEMEA since October 2006. Prior to that, Mrs. Segatti served as General Manager, Italy since May 2001. Before that, she held various positions since joining Avon in 1978.

Stephen Ibbotson has been Avon’s Group Vice President and Corporate Controller since May 2009. Prior to that, Mr. Ibbotson was Avon’s Vice President, Finance, Western Europe, Middle East & Africa since 2006 and Vice President, Finance, Europe, Middle East and Africa from 2005 to 2006. Prior to that, he served as Vice President, Customer Service and Finance for the United Kingdom since 1999, and in various other positions with the Company in the United Kingdom and in Global Finance since he joined Avon in 1990.

OWNERSHIP OF SHARES

The following table sets forth certain information as of March 1, 2012 regarding the beneficial ownership of our common stock by each director and director nominee, each named executive officer (as defined in the introduction to the Summary Compensation Table), and all of our directors and executive officers as a group. The table also shows information for holders of more than five percent of the outstanding shares of common stock, as set forth in recent filings with the Securities and Exchange Commission. All shares shown in the table reflect sole voting and investment power except as otherwise noted.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1)	24,547,814	5.61%
Capital Research Global Investors(2)	26,277,000	6.00%
T. Rowe Price(3)	30,696,293	7.01%
Fernando Acosta(8)	0	*
Douglas R. Conant	0	*
W. Don Cornwell(4)(5)(6)(8)	36,963	*
Charles W. Cramb(7)(8)(10)(12)	713,762	*
V. Ann Hailey(8)	0	*
Fred Hassan(4)(5)(8)(9)	81,079	*
Charles M. Herington(7)(8)(10)	470,020	*
Donagh Herlihy(7)(8)(10)	233,740	*
Andrea Jung(6)(7)(8)(10)	5,080,480	1.15%
Maria Elena Lagomasino(4)(5)(6)(8)	61,222	*
Ann S. Moore(4)(5)(6)(8)(9)	82,223	*
Paul S. Pressler(4)(5)(8)	19,635	*
Gary M. Rodkin(4)(5)(6)(8)	4,669	*
Kimberly A. Ross(8)	0	*
Paula Stern(4)(5)(8)	31,999	*
Lawrence A. Weinbach(4)(5)(8)	46,079	*
All 25 directors and executive officers as a group(8)(11)	8,827,769	1.98%

*	Indicates less than 1% of the outstanding shares, inclusive of shares that may be acquired within 60 days of March 1, 2012 through the exercise of stock options.

(1)	In its Schedule 13G/A filed on February 9, 2012 with the SEC, BlackRock, Inc., located at 40 East 52nd Street, New York, New York 10022, reported the beneficial ownership of 24,547,814 shares. It reported sole voting power with respect to 24,547,814 shares, shared voting power with respect to no shares, sole dispositive power with respect to 24,547,814 shares and shared dispositive power with respect to no shares.

(2)	In its Schedule 13G/A filed on February 14, 2012 with the SEC, Capital Research Global Investors, a division of Capital Research and Management Company (CRMC), located at 333 South Hope Street, Los Angeles, California 90071, reported the beneficial ownership of 26,277,000 shares as a result of CRMC acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Research Global Investors reported that it had sole voting power with respect to 26,277,000 shares, shared voting power with respect to no shares, sole dispositive power with respect to 26,277,000 shares and shared dispositive power with respect to no shares.

(3)	In its Schedule 13G filed on February 10, 2012 with the SEC, T. Rowe Price Associates, Inc. (Price Associates), located at 100 E. Pratt Street, Baltimore, Maryland 21202, reported the beneficial ownership of 30,696,293 shares. Price Associates reported that it had sole voting power with respect to 9,510,788 shares, shared voting power with respect to no shares, sole dispositive power with respect to 30,650,493 shares and shared dispositive power with respect to no shares.

(4)	Includes, for each indicated non-management director, restricted shares as follows: Mr. Cornwell, 9,563 shares; Mr. Hassan, 13,079 shares; Ms. Lagomasino, 10,819 shares; Ms. Moore, 25,623 shares; Mr. Pressler, 6,635 shares; Mr. Rodkin, 2,519 shares; Dr. Stern, 15,999 shares; and Mr. Weinbach, 13,079 shares. For all such restricted shares, the director has sole voting but no investment power.

(5)	Includes, for each indicated non-management director, shares which he or she has the right to acquire within 60 days of March 1, 2012 through the exercise of stock options, as follows: Mr. Cornwell, 27,000 shares; Mr. Hassan, 32,000 shares; Ms. Lagomasino, 32,000 shares; Ms. Moore, 32,000 shares; Mr. Pressler, 8,000 shares; Dr. Stern, 16,000 shares; and Mr. Weinbach, 32,000 shares.

(6)	Includes, for Mr. Cornwell, 200 shares held in the name of a family member as to which he disclaims beneficial ownership. Includes, for Ms. Jung, 43,983 shares held in a grantor retained annuity trust. Includes for Ms. Lagomasino, 4,300 shares held in trust. Includes, for Ms. Moore, 400 shares held in the names of family members. Includes, for Mr. Rodkin, 250 shares held in the name of a family member and 1,900 shares held in trust.

(7)	Includes, for each indicated named executive officer, shares which he or she has the right to acquire within 60 days of March 1, 2012 through the exercise of stock options, as follows: Mr. Cramb, 648,054 shares; Mr. Herington, 398,109 shares; Mr. Herlihy, 224,745 shares; and Ms. Jung, 4,671,909 shares.

(8)	Excludes, for each director and named executive officer, as well as the directors and executive officers as a group, restricted stock units (RSUs) and performance restricted stock units (PRSUs) because these units do not afford the holder voting or investment power. As of March 1, 2012, each non-employee director held 14,876 RSUs, other than Ms. Hailey, who held 13,362, and Mr. Conant, who held none. No non-employee director held PRSUs. As of March 1, 2012, Mr. Acosta held 79,272 RSUs, Mr. Cramb held 50,000 RSUs and 49,242 PRSUs; Mr. Herington held 80,000 RSUs and 45,761 PRSUs; Mr. Herlihy held 30,000 RSUs and 26,389 PRSUs; Ms. Jung held 173,593 PRSUs; and Ms. Ross held 208,883 RSUs. The directors and executive officers as a group held 758,127 RSUs and 481,578 PRSUs. In addition, the table excludes, for each named executive officer, and the directors and officers as a group, deferred stock units because deferred stock units do not afford the holder of such units voting or investment power. As of March 1, 2012, Mr. Cramb held 133,991 deferred stock units; Ms. Jung held 140,000 deferred stock units; and the directors and executive officers as a group held 307,061 deferred stock units.

(9)	Mr. Hassan shares voting and investment power with his spouse as to 20,000 of his shares. Ms. Moore shares voting and investment power with her spouse as to 8,200 of her shares.

(10)	Includes, for each indicated named executive officer, shares held in the Avon Personal Savings Account Plan (401(k) Plan), as follows: Mr. Cramb, 8,379 shares; Mr. Herington, 849 shares; Mr. Herlihy, 1,352 shares; and Ms. Jung, 7,285 shares. The trustee of the 401(k) Plan will vote the shares in accordance with the instructions provided to the trustee.

(11)	Includes 200 shares as to which such directors and executive officers as a group disclaim beneficial ownership. Includes 31,200 shares as to which beneficial ownership was shared with others and 7,941,150 shares which such directors and executive officers as a group have a right to acquire within 60 days of March 1, 2012 through the exercise of stock options. Includes 28,794 shares held by executive officers in the 401(k) Plan as to which the trustee of the 401(k) Plan will vote in accordance with the instructions provided to the trustee.

(12)	Mr. Cramb’s retention of his equity awards is subject to future determination. Please refer to the last paragraph of “Compensation Discussion and Analysis—Additional Information—Post-Termination Payments” on page 37.

TRANSACTIONS WITH RELATED PERSONS

We have policies and procedures for the review, approval and ratification of “related person” transactions as defined under the rules and regulations of the Securities Exchange Act of 1934.

Our Code of Business Conduct and Ethics (the “Code”), which is available on our investor website (www.avoninvestor.com), prohibits all conflicts of interest. Under the Code, conflicts of interest occur when personal, private or family interests interfere in any way, or even appear to interfere, with the interests of the Company.

Our compliance committee, which includes members of senior management, reviews, as appropriate, actual or apparent conflicts of interest, or potential conflicts of interest, under the Code. Under the written charter of the committee, any conflicts of interest that are deemed related person transactions must be forwarded, with a recommendation of how to proceed, to the Board of Directors for review, approval or ratification of the transaction. The Board of Directors considers any such related person transactions, including the recommendation from the compliance committee, in a manner that best serves the interests of the Company and the interests of our shareholders. Any approval or ratification of a related person transaction that requires a waiver of the Code by the Board of Directors will be disclosed as required.

We have multiple processes for reporting conflicts of interests, including related person transactions, to the compliance committee. Under the Code, all employees are required to report any actual or apparent conflict of interest, or potential conflict of interest, to the compliance committee. We also annually distribute a questionnaire to our executive officers and members of the Board of Directors requesting certain information regarding, among other things, their immediate family members and employment and beneficial ownership interests, which information is then reviewed for any conflicts of interest under the Code. The global compliance function undertakes a periodic survey of employees, including executive officers, which asks specific questions regarding potential conflicts of interest under the Code, and requires certification of compliance with the Code. In addition, our global internal audit function periodically surveys our global finance function, including accounts payable, for any amounts paid to any of our directors, executive officers or 5% shareholders, and certain of such persons’ affiliates.

We also have other policies and procedures to prevent conflicts of interest, including related person transactions. For example, our Corporate Governance Guidelines, which are available on our investor website (www.avoninvestor.com), require that the Board of Directors assess the independence of its non-management directors at least annually, including a requirement that it determine whether or not any such directors have a material relationship with us, either directly or indirectly, as defined therein and as further described under “Information Concerning the Board of Directors—Director Independence” on page 15. In addition, we maintain a number of controls and procedures, including a written global policy, for the proper review and approval of contracts and other financial commitments. There are no related person transactions required to be reported.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2011 regarding our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	32,699,871	(2)	$31.30	(2)	29,246,085	(3)
Equity compensation plans not approved by security holders	0		N/A		0
Total	32,699,871		$31.30		29,246,085

(1)	These plans are the 2000 Stock Incentive Plan, the 2005 Stock Incentive Plan and the 2010 Stock Incentive Plan. Please refer to Note 10 to the Notes to the Consolidated Financial Statements in our Form 10-K for an additional description of our 2010 Stock Incentive Plan.

(2)	Excludes stock appreciation rights (SARs) of which 365,704 were outstanding as of December 31, 2011. Column (b) represents the weighted average exercise price of outstanding options; outstanding restricted stock units (RSUs) are not included in column (b) as RSUs do not have an exercise price.

(3)	As of December 31, 2011, 25,101,957 shares remained available for issuance under the 2010 Stock Incentive Plan, which permits grants of stock options, shares of restricted stock, restricted stock units, performance and other stock units, and SARs. The total shares available for future issuance is determined as follows: (i) grants of stock options or SARs reduce the total shares available by each share subject to such an award and (ii) grants of any award of restricted stock, stock units and other stock-based awards (other than stock options and SARs) reduce the total shares available by 2.33 multiplied by each share subject to such an award.

Although 4,144,128 shares remain available for issuance under the 2005 Stock Incentive Plan, no additional stock options or other stock awards will be granted under this plans.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and greater than 10% shareholders to file certain reports with respect to beneficial ownership of our equity securities. Based solely on a review of copies of reports furnished to us, or written representations that no reports were required, we believe that during 2011 all Section 16 reports that were required to be filed were filed on a timely basis, except for one Form 4 reporting the exercise of stock options to acquire common stock and the subsequent disposition of such common stock for Mr. Ibbotson that was filed late.

EXECUTIVE COMPENSATION

Compensation and Management Development Committee Report

The Compensation and Management Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2011. Based upon such review and discussion, the Compensation and Management Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement and be incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2011.

Compensation and Management Development Committee

Maria Elena Lagomasino, Chair
Fred Hassan
Ann S. Moore
Gary M. Rodkin

Compensation Discussion and Analysis

Executive Summary

Business Results and Strategic Organizational Changes

It was a challenging 2011 for the Company, as revenues increased 4% (or 1% in constant dollars), Active Representatives declined 1%, and units sold were down by 2%. We saw slower than expected growth in several markets reflecting business challenges and weaker macro-economic conditions. The Company’s operating margin was negatively impacted by an impairment charge to goodwill and an intangible asset related to a jewelry business that the Company acquired in 2010, which impacted operating profit for 2011 by $263 million. In addition, operating margin was negatively impacted by, among other things, higher inventory-related and distribution costs in Brazil, higher investment in the Company’s Representative Value Proposition, and commodity cost pressures.

In 2011, we committed to undertake a detailed assessment of our long-range business plan in order to improve the Company’s performance and better position the Company in an increasingly complex economic environment. We also announced strategic organizational changes to enhance the strength and experience of our senior executive team:

•

We announced that we will separate the roles of Chairman and CEO and that Ms. Jung, our present Chairman and CEO, will be named Executive Chairman upon a new CEO joining the Company. We have entered into a new two-year contract with Ms. Jung, to be effective upon the new CEO commencing employment, setting forth her responsibilities and compensation and benefits for the Executive Chairman position. This agreement will require Ms. Jung to assist in the search and smooth transition of a new CEO, while as Executive Chairman, Ms. Jung will work closely with the new CEO in support of the Company’s overall strategic direction and brand positioning. She will also continue to be involved in maintaining strong relationships with our key constituencies, including her role in motivating the Company’s approximately 6.4 million active independent Representatives.

•

We hired Kimberly Ross as Chief Financial Officer, effective November 30, 2011. Ms. Ross’ depth of expertise across all areas of finance, her capabilities as a strategic business partner, and her broad experience in developed and emerging markets will be significant assets to Avon.

•

We hired Fernando Acosta as Senior Vice President and President of our Latin America Region, effective December 1, 2011. Mr. Acosta’s extensive experience in developed, developing and emerging markets, and his global operating experience across diverse geographies and categories will be critical in continuing to build on Avon’s strong foundation and advancing our longer-term growth potential in Latin America, our largest region.

Compensation Philosophy and Objectives

Our compensation programs are designed to enable and reinforce our overall business strategy by aligning pay with the achievement of short- and long-term financial and strategic objectives and building shareholder value. The guiding principle of our program is “pay-for-performance,” such that the largest portion of executive compensation is at risk, meaning that it is tied to company and individual performance. In support of this principle, we strive to balance short- and long-term objectives by measuring both annual and multi-year performance. Our consideration of individual performance is intended to drive meaningful differentiation among executives. In addition, we continue to provide compensation that is competitive with the practices of other leading beauty and consumer products companies.

Our compensation programs include the following governance policies, which are described in more detail under “Compensation Discussion and Analysis—Additional Information” on page 36:

•	Double-trigger change in control

•	Stock ownership requirements

•	Clawback policy

•	No hedging policy

Pay for Performance Alignment

As noted above, our 2011 financial results did not meet our expectations. Operating margin, which was a focus of the 2011 incentive plans, was significantly below target. Therefore, in alignment with our pay-for-performance philosophy, the compensation of our named executive officers was negatively impacted:

•	There were no payouts to the named executive officers under the 2011 annual incentive program

•	There were no payouts under the 2011 transition incentive program

•	The decrease in Avon’s stock price during 2011 has resulted in previously granted stock options and restricted stock units having significantly less value

Key Decisions Regarding 2011

The Committee considered our executive compensation philosophy and programs and made the following key decisions in 2011 to ensure that pay is aligned with performance as well as with our business and talent strategies:

•

Changed the design of our annual incentive plan for 2011 to emphasize operating margin as a performance measure in addition to revenue to drive profitable growth and performance consistent with investor expectations

•	Redesigned our long-term incentive program to:

•

deliver compensation opportunity in the form of 70% performance-based restricted stock units (PRSUs) and 30% in performance-based cash (rather than stock options and performance cash as in prior years) covering three-year performance periods

•	feature operating margin as a driver of our cumulative economic profit goal

•

incorporate overlapping cycles for future periods so that annual earning opportunities are consistent from year to year, encouraging executive retention, rather than having successive three-year programs that pay out only every third year

•	allow the opportunity to set performance measures and goals annually to fit evolving business strategy, rather than every three years

•	Decided not to grant annual merit-based salary increases to senior officers in 2011, including the named executive officers

•	Incorporated compensation best practices including double-trigger change in control and the elimination of excise tax gross-up payments into a new agreement with the Chairman and CEO

•	Increased the CEO’s stock ownership guideline from five times to six times base salary, further reinforcing the alignment of CEO/shareholder interests

The specifics of our executive compensation program and details of the compensation decision-making process, including Ms. Jung’s new agreement, are discussed in detail in the remainder of this Compensation Discussion and Analysis.

2011 Say-on-Pay Results

The Committee considered the result of our 2011 advisory “Say-on-Pay” proposal to determine whether changes to our compensation programs were needed. The Committee decided that changes to our compensation programs were not necessary given the 92% vote support for our proposal. However, we continue to focus on aligning pay with the achievement of short- and long-term financial and strategic objectives and building shareholder value. For instance, for the 2012 annual incentive plan, cash flow from operations is included as a performance metric measure (in addition to revenue and operating profit in lieu of operating margin).

Roles in Executive Compensation

The following parties are responsible for the development of our executive compensation program for our named executive officers:

Compensation and Management Development Committee

•    Oversees our executive compensation program, including reviewing strategic objectives and design, the risk and reward structure and making adjustments, as appropriate

•    Determines and approves the compensation of our named executive officers, as well as other officers at or above the level of senior vice president and any officers covered by Section 16 under the Securities Exchange Act of 1934

•    Consults with the independent members of the Board in establishing and evaluating performance objectives for the CEO each year, in part to determine the CEO’s incentive compensation payout

•    Sets annual and long-term performance measures and goals in line with our pay for performance philosophy

•    Has sole authority to continue or terminate its relationship with outside advisors, including its independent Committee consultant

•    See “Information Concerning the Board of Directors—Compensation and Management Development Committee” on pages 13-14 for additional Committee responsibilities

Independent Compensation and Management Development Committee Consultant (Semler Brossy Consulting Group since 2009)

•    Engaged by and reports to the Committee and consults directly with its Chair

•    Advises the Committee on various executive compensation matters

•    Generally attends all Committee meetings, including executive sessions

•    At the Committee’s request, Semler Brossy also provides assistance with the Committee’s review of the risk and reward structure of executive compensation plans, policies and practices. See “Compensation and Risk Management Process” on page 61

•    The Committee’s charter requires that the consultant is independent, and that such independence is reviewed at least annually

o       Under the charter, a consultant is not considered independent if it provides significant services to the Company apart from work performed for the Committee (services in excess of $50,000 or, if lesser, 1% of the consulting firm’s gross revenues for the most recent fiscal year)

o       In 2011, Semler Brossy provided no services to the Company apart from work performed for the Committee, and the Committee has determined that Semler Brossy is independent

CEO

•    Makes individual compensation recommendations for senior officers, including the other named executive officers, to the Committee for its review and approval, after considering market data and relative individual achievements

•    Makes other individual compensation recommendations, including merit increases, annual incentive and long-term incentive awards and other compensation awards as they may arise

•    Provides input from time to time on the design of compensation plan components

Management

•    Supports the Committee by making recommendations and providing analyses with respect to competitive practices and pay ranges, compensation and benefit plans, policies and procedures related to equity awards, perquisites and general compensation and benefits philosophy

•    Retained Aon Hewitt to provide competitive data and analysis

•    Senior human resources and legal executives attend Committee meetings to provide perspective and expertise relevant to the meeting agenda

•    Does not recommend, determine or participate in Committee discussions relating to their individual compensation arrangements

Competitive Positioning

We seek to deliver competitive compensation packages and programs. Peer group comparison is an important part of the Committee’s process of determining appropriate pay levels and plan design, but it is not the only factor considered. The Committee also retains the flexibility to respond to and adjust for specific individual circumstances, personal achievement and the evolving business environment. We generally target the market median for total direct compensation for senior officers, including named executive officers, although we allow flexibility to pay above or below the median depending on the length of time in the role, sustained performance, and potential for other roles within Avon, among other considerations. We determine “market” for this purpose by the peer group of companies described below. In addition, we target base salary, total cash compensation, and long-term incentives at the median of market, although total direct compensation positioning relative to market remains the most significant reference point for the Committee in its decision-making. In 2011, actual cash payouts and value of long-term incentive awards as compared to the market median of target compensation for our peers, on average, for our named executive officers is as set forth below:

•	Base salary (no increases were approved in 2011): Above Market

•	Total cash compensation (base salary plus actual annual bonus payout): Below Market

•	Long-term incentives (2011 long-term incentive awards): At Market

•	Total direct compensation (total actual cash compensation and long-term incentive awards): Below Market

The total actual direct compensation of our named executive officers is below the median level of our peer group because the 2011 annual cash incentive bonus payout was 0%.

We periodically assess pay ranges, pay levels and our program design against our peer group, which is comprised of 12 U.S.-based beauty and consumer goods companies. This group of peer companies was selected because we compete with these organizations for employees, customers and shareholders. These companies are generally comparable to Avon in terms of their consumer products orientation and size (measured in revenues) and, in most cases, their global scale. Our peer group for 2011 remained the same as for 2010 and was composed of the companies listed below.

Peer Group
Campbell Soup	Estee Lauder	Hershey Foods	Procter & Gamble
Clorox	General Mills	Kellogg	Revlon
Colgate-Palmolive	H.J. Heinz	Kimberly-Clark	Sara Lee

CEO Compensation

The Committee applies the same compensation philosophy and guiding principles when determining total compensation for all named executive officers, including Ms. Jung. The total compensation level for Ms. Jung differs from the other named executive officers for several reasons: (i) as CEO, Ms. Jung has ultimate management responsibility and the key company leadership role and has greater decision-making authority and responsibility than the other named executive officers; (ii) the CEO has the primary responsibility of setting the strategic plans and policies and is the officer with ultimate accountability; and (iii) it is customary and consistent with the market for CEOs to be compensated at a multiple of the compensation of other named executive officers.

CEO Pay over the Last Five Years

During Ms. Jung’s tenure, her annual compensation package has included elements that tie her realizable compensation to Avon’s financial and stock price performance. Over the past five years, Ms. Jung has received most of her compensation in the form of stock options, performance-based options, performance-based RSUs and performance-based cash. The realizeable value of these incentives is currently significantly less than the grant date or ‘at target’ values that were reported during the years they were awarded.

•

Over the last five years, Ms. Jung has received approximately 50% of her total long-term incentive compensation in stock options and performance stock options. These options have not yet been exercised. Using Avon’s closing stock price on December 31, 2011 of $17.47, the intrinsic value of Ms. Jung’s stock options granted over the past five years is approximately $1.5 million, which is less than the total grant value of approximately $23.8 million.

•

Ms. Jung has received long-term performance-based cash and performance-based RSU awards over the last five years that were valued at a total of approximately $23 million for ‘at target’ performance over the years they were granted. The performance-based RSU award granted in 2007 paid at target. The performance cash award granted in 2008 paid at 65% of target. Of the three long-term performance-based awards in 2011, the performance period for only the 2011 transition plan has been completed and did not result in any payment of the $2.75 million target amount because of financial results.

Andrea Jung’s New Agreement

As mentioned above, we have entered into a new agreement with Ms. Jung to be effective for a two-year term commencing with the hiring of a new CEO. Ms. Jung will then serve in the capacity of Executive Chairman and her compensation and benefits will be reduced to reflect that she will no longer have the dual responsibilities of Chairman and CEO. For a further description of Ms. Jung’s new employment agreement, please refer to the narrative discussion following the Grants of Plan-Based Awards Table on page 42 and “Potential Payments Upon Termination of Employment or Change in Control” on page 51.

The Committee believed that it was important to compensate Ms. Jung competitively to continue in the role of Chairman while working closely with the new CEO to assure a successful transition. The Committee’s independent compensation consultant conducted benchmarking and market analysis based on competitive data from companies that implemented a similar transition, which the Committee reviewed in determining Ms. Jung’s compensation under her new agreement. Ms. Jung has been in leadership roles with Avon since 1994 and has a deep understanding of our business and industry, particularly as a direct seller of beauty products to female consumers, the Company’s targeted segment. As Executive Chairman, Ms. Jung will work closely with the new CEO in support of the Company’s overall strategic direction and brand positioning. She will also continue to be involved in maintaining strong relationships with our key constituencies.

Elements of Compensation

Our compensation package for our named executive officers, which is designed to support our pay-for-performance philosophy with the majority of executive pay “at risk,” strongly ties to short- and long-term business objectives and shareholder interests. Key elements of compensation include base salary, annual incentive compensation, long-term incentive compensation, retirement benefits, and other benefits, including health and limited perquisites.

The following charts reflect the direct pay mix for our CEO and the other named executive officers and indicate the percentage of 2011 total targeted direct compensation that is at risk. The charts show “at target” compensation, which reflects approximate compensation that would be realized by the CEO and other named executive officers if Avon achieved the financial goals set within our incentive plans. Ms. Ross and Mr. Acosta did not participate in the 2011 annual incentive plan and the 2011 annual long-term incentive plan, so they are not included in the Elements of Other Named Executive Officers Compensation summary charts below. Both Ms. Ross and Mr. Acosta will be eligible to participate in the annual and long-term incentive plans starting in 2012.

Elements of CEO Compensation	Elements of Other Named Executive Officers Compensation (average)

Target Compensation Summary

The table below illustrates the 2011 annual target direct compensation levels for each of our named executive officers who participated in our 2011 incentive plans.

Name	Salary[1]	Annual Incentive Target[1] (% of Salary)	Annual Long- Term Incentives[2,3] (% of Salary)	Total Annualized Target Direct[3] Compensation
Andrea Jung	$1,375,000	175%	500%	$10,656,250
Charles W. Cramb	$750,000	100%	260%	$3,450,000
Charles M. Herington	$725,000	90%	250%	$3,190,000
Donagh Herlihy	$510,000	65%	205%	$1,887,000

1	Reflects annualized base salary and annual incentive target as of December 31, 2011

2	Long-term incentives are granted 70% in performance restricted stock units and 30% in performance cash

3	Does not include non-recurring 2011 and 2011-2012 transition programs. The 2011 transition plan payout was zero due to financial results

Base Salary

Purpose: Compensates for achievements based on job responsibilities and individual performance and attracts and retains key executive talent

Annual salary increases are based on our overall salary increase budget, individual performance, external market and internal comparisons. None of our named executive officers received a salary increase in 2011. Ms. Jung’s base salary has not been adjusted since March 2004.

Annual Incentive Compensation

Purpose: Encourages and rewards meeting or exceeding annual/short-term financial goals and strategic initiatives, as well as personal contributions towards such goals; attracts, motivates and retains key executive talent

As discussed in detail below, for 2011 we changed the design of our annual incentive program to highlight global operating margin in addition to global revenue to drive profitable growth and performance consistent with investor expectations. The annual program is intended to work in tandem with the 2011-2013 long-term incentive program to realize revenue growth and operating margin expansion while effectively managing cash and capital.

The annual incentive program was designed by the Committee in order to provide it with flexibility to ensure the “right pay for performance.” The Committee determines individual payouts based 70% on financial performance and 30% on individual performance. The 70/30 split is used in order to strike an appropriate balance between our overall corporate objectives and each executive’s individual contributions. No payout may be more than 200% of each named executive officer’s target award.

The financial performance payout is determined in a two-step process. First, the levels of operating margin (weighted 60%) and revenue (weighted 40%) determine the applicable payout range, which was approved by the Committee at the time the 2011 performance goals were set. Second, the Committee determines the global payout percentage within the payout range, after considering additional factors, including the plan’s level of difficulty and progress against Company initiatives relating to Active Representative levels, units sold, beauty market share and cost management. This assessment is intended to provide context for the Company’s relative and operational performance and enhance the Committee’s ability to exercise judgment, rather than applying a rigid formulaic approach to determine payout levels.

The remaining 30% of the actual payout was based on the Committee’s subjective assessment of the performance of a named executive officer in fulfilling his or her role and responsibilities in light of our strategic objectives. In addition to financial goals, named executive officers are expected to focus on progress against strategic initiatives, talent development goals, operational measures and associate engagement. These are generally measures that provide recognition for contributions made to the overall performance of the Company that are not immediately quantified in operating margin and revenue.

Financial Performance

In light of our financial performance discussed above under “Compensation Discussion and Analysis—Executive Summary—Business Results and Strategic Organization Changes” on page 26, the Committee decided on a 0% global payout percentage on the financial performance portion.

The tables below set forth the 2011 performance targets and pay-out ranges. Achievement of 11.4% operating margin or global revenue of $10.873 billion was required in order for any awards to be payable. Further, an operating profit of $1.24 billion was also required for financial performance payouts to be payable.

Operating Margin		Global Revenue
Achievement Range	Payout Range	Achievement Range		Payout Range
% Margin	%	% Growth	$million*	%
< 11.4%	0%	<0%	< $10,873	0%

11.4% - 12.0%	0% - 50%	0% - 4%	$10,873 - $11,308	0% - 90%

12.0% - 12.4%	75% - 125%	4% - 6%	$11,308 - $11,525	75% - 125%

> 12.4%	125% - 200%	6% - 8%	$11,525 - $11,743	100% - 160%

		> 8%	>$11,743	150% - 200%

For 2011, operating margin was 7.9%, and revenues were $11.025 billion. Operating margin excludes the costs to implement restructuring initiatives. Global revenue excludes the impact of translation currency exchange. The operating profit goal was not met.

Individual Performance

In light of the Company’s performance and financial results, the Committee determined not to make a payment on the individual component for the named executive officers. Ms. Ross and Mr. Acosta, who joined the Company in November and December, 2011, respectively, did not participate in the 2011 annual incentive program. They are eligible to participate in the 2012 annual incentive program.

Long-Term Incentive Compensation

Purpose: Encourages long-term focus and promotes decision-making consistent with the long-term goals of the Company and shareholders; attracts, motivates and retains key executive talent

In 2011, the Committee implemented a new long-term incentive program (the “Program”), in which key executives, including our named executive officers, are eligible to participate. The Program is designed to support the Company’s pay-for-performance philosophy and shareholder alignment by encouraging and rewarding key executives for meeting the business objectives associated with the Company’s strategic plan over three-year performance periods. The key design features are:

•

The redesigned Program is 100% “at-risk” and granted 70% in performance-based restricted stock units (“Performance RSUs”) and 30% in performance cash target opportunity, rather than stock options and performance cash as in prior years. These vehicles were chosen in order to ensure strong shareholder alignment and so that 100% of a senior officer’s long-term incentive opportunity is tied to critical business goals.

•

At the end of a performance period, if the performance measures (discussed below) have been met, the Performance RSUs will be generally settled in shares of Avon common stock and the cash portion will be paid. Dividend equivalents are not paid on Performance RSUs.

•

The Program consists of overlapping cycles, with a new performance grant each year. In general, each participant receives an annual grant at the beginning of each three-year performance period, with the first performance period commencing on January 1, 2011. This significant change from our past practice, which was to make grants with three-year performance periods every third year, was adopted to allow us to adjust our targets more effectively cycle to cycle as business conditions fluctuate and to promote retention by providing annual payout opportunities. Overlapping three-year cycles are also the most prevalent design within our peer group.

2011-2013 Performance Period

For the 2011-2013 performance period, the Committee chose revenue as one of the two key performance measures because we are committed to deliver sustainable growth. The Committee chose economic profit as the other key performance measure because the Committee believes it is reflective of shareholder value creation and encourages and rewards management for profitability and operating margin improvement, as well as efficient capital, inventory and cash management. Economic profit is defined as the product of revenue and operating margin minus the product of a capital charge and capital employed. Capital employed is defined as net fixed assets plus accounts receivable plus inventory. A performance “matrix” is used so that results against both economic profit and revenue growth together determine the payout percentage under the Program. If the minimum performance criteria are not met, no award is earned. If at least the minimum performance criteria are attained for a pay out, awards can range from 30%—200% of the target. In addition, the payout level is capped at 100% unless an operating margin of 14% or greater is achieved in 2013. Please refer to the “Grants of Plan-Based Awards” on page 41 for additional information.

Other Compensation

Transition Programs

Purpose: Intended to provide one-time awards to support the phase-in of the redesigned long-term incentive program and to maintain earning opportunity levels during transition to overlapping long-term incentive cycles to motivate and retain key executive talent

In consideration of the fact that the redesigned Program provides for smaller annual awards in place of larger awards every three years, the Committee determined that it was appropriate to implement transition awards that provide executives with a compensation opportunity for the 2011 and 2011-2012 periods until overlapping cycles are fully implemented in 2013. As recent hires, Ms. Ross and Mr. Acosta are not participants in the transition programs. The awards under the two transition programs are comprised of a cash target opportunity tied to the achievement of both economic profit and revenue growth, which are the same performance measures described above for the 2011-2013 Program. In addition, for retention purposes, payouts under the 2011-2012 transition program, if any, will generally be deferred until 2014. No individual objectives or goals affect the payout of awards to the named executive officers under these programs.

The 2011 transition program required an operating margin achievement (as described above under “Annual Incentive Compensation”) during 2011 of at least 11.9% in order for any awards to be payable, regardless of revenue or economic profit results. Avon did not achieve an operating margin of 11.9% and therefore no payments will be made under the 2011 transition plan, which covers one year of compensation opportunity. If operating margin of 11.9% had been attained, a target payout would have been made with achievement of full-year composite annual revenue growth of 5% and economic profit of $580 million.

The performance period for the 2011-2012 transition program is in progress and, therefore, results will be described in next year’s proxy statement. Please refer to the “Grants of Plan-Based Awards” on page 41 for additional information.

Time-based Equity Awards

Purpose: Provides compensation that is structured to attract key talent to Avon and encourage retention

From time to time, senior officers, including named executive officers, may receive a special equity grant in order to encourage retention and to reward exceptional performance. These grants are generally provided in the form of time-based restricted stock units that only vest after a period of continued service. In 2011, the Committee awarded a special retention grant of 30,000 time-based restricted stock units to Mr. Herlihy, which vests 100% after three years of service. This award was provided primarily to ensure retention and continuity of a highly marketable executive in a critical role.

In addition, as noted above, Ms. Ross and Mr. Acosta joined Avon in November and December, 2011, respectively, and are not participating in the 2011-2013 long-term incentive program. In lieu of their participation and because of their recent hire, they were granted RSU awards in 2011. Ms. Ross received an award of 101,292 time-based RSUs and Mr. Acosta received an award of 79,272 time-based RSUs, each vesting 100% on April 6, 2014. Ms. Ross also received 107,591 time-based RSUs in recognition of the equity awards and other benefits from her previous employer that she forfeited when she joined the Company. These RSUs vest 50% on December 15, 2012 and 50% on December 15, 2013.

Retirement Benefits

Purpose: Offers opportunities for retirement savings and retention

Avon offers retirement benefits to the named executive officers, which are generally available to all employees meeting the qualifications required by each benefit plan. Because the amount of an employee’s compensation and the number of years of service are key components in determining retirement benefits, an employee’s performance and service over time will influence the level of his or her retirement benefits. For each named executive officer, the Committee reviews accrued and projected retirement benefits and deferred compensation account balances as part of its annual total compensation review. Please refer to “Pension Benefits” on page 46 for a more detailed description of our plans, which include pension plans (e.g., Avon Products, Inc. Personal Retirement Account Plan and Benefit Restoration Pension Plan of Avon Products, Inc.) and a 401(k) Plan.

Other Benefits and Perquisites

Purpose: Offers health and financial protection programs to support well-being and healthy lifestyles

The Committee has established and periodically reviews the perquisites and benefits available to our named executive officers in light of our compensation philosophy and competitive market practices. Effective as of January 1, 2010, the home security, personal auto insurance, excess liability insurance and supplemental life insurance perquisites were closed to new executives.

•

Broad-Based Benefits: Our named executive officers are eligible to participate in the benefit plans generally available to all employees. These include medical, dental and vision coverage, life insurance and disability plans, flexible spending accounts, adoption assistance, commuter support, and financial planning services.

•

Named Executive Officer Benefits: As part of our overall compensation program, we provide some perquisites to our named executive officers that are not available to employees generally. These additional benefits are generally limited to financial planning and tax preparation services, transportation allowances and executive health exams. For named executive officers employed before January 1, 2010, these benefits also include personal automobile insurance and excess liability insurance, supplemental life insurance and home security systems and services.

•

Deferred Compensation Plan: We also provide a nonqualified deferred compensation plan to allow executives to defer salary, bonus, excess 401(k) contributions, Performance RSUs, and long-term cash awards, which provides an alternative tax-deferred savings opportunity.

Additional Information

Equity Award Granting Practices

Performance RSUs will only vest upon the achievement of the performance measures discussed above. When determining the grants of Performance RSUs for named executive officers, the Committee references the market long-term incentive levels, as described above under “Competitive Positioning.” For the Executive and Senior Vice President levels, a pre-determined pool is calculated based on average market median award sizes and, in 2011, the awards made to our Executive and Senior Vice Presidents, in aggregate, did not exceed this pool. When determining Performance RSU award sizes, relative to the applicable market median reference points, the Committee considers each executive’s sustained individual performance, and his or her potential contribution to our future growth and success. For newly hired senior officers, the Committee considers the market median reference points and the potential unvested equity that is being forfeited by the individuals upon leaving their previous employer. For the CEO, the Committee considers the same factors, including market data and sustained individual performance, although her award is not part of the pre-determined pool.

The Committee generally approves annual equity grants (e.g., the Performance RSUs) to senior officers, including named executive officers, at its regularly scheduled meeting in March of each year, as well as off-cycle equity grants that may be made to senior officers, including named executive officers, from time to time (for example, to new hires or for promotions). In the case of employees who are not senior officers, grants are made on pre-established dates determined by the Committee. The Committee establishes the aggregate number of shares that may be subject to annual and off-cycle equity grants and the terms and conditions of such awards, but has delegated to Ms. Jung, as a director, the authority to determine the grantees of such awards and the number of shares subject to each award for grantees other than senior officers. We do not time the release of non-public information for the purpose of affecting the value of equity awards.

Clawback Policies

In 2010, the Board of Directors adopted an executive compensation recoupment policy, also known as a “clawback,” that applies to any annual and long-term incentive payments (cash and equity) awarded to certain executives, including our named executive officers. Under the policy, in the event of a financial restatement, material incorrect calculations of performance metrics or ethical misconduct that leads to a financial restatement or a material adverse effect on the Company, the Committee is authorized to recover compensation based on its analysis of the relevant facts and circumstances.

In addition to the policy described above, our 2005 and 2010 Stock Incentive Plans provide for forfeiture of awards in the event that a participant (including individuals who are not senior officers) breaches certain non-compete, non-solicitation or non-disclosure provisions.

We believe that these clawback policies provide a valuable deterrent for actions that could potentially harm the financial position of the Company and our shareholders and support our pay-for-performance philosophy.

Executive Stock Ownership Guidelines

To further support our goal of achieving a strong link between shareholder and executive interests, we maintain stock ownership guidelines to underscore and require executive share ownership. In 2011, the Compensation and Management Development Committee decided to increase the CEO’s stock ownership guideline from five times to six times base salary, further reinforcing the alignment of CEO/shareholder interests. Ownership guidelines for our other named executive officers are three times base salary for Mr. Cramb, Mr. Herington and Ms. Ross, and two times base salary for Mr. Herlihy and Mr. Acosta. Executives are allowed five years to achieve their ownership targets. All named executive officers were in compliance with the guidelines in 2011.

Trading Policies

Under our Trading in Avon Securities policy, no employee or director may engage in any transaction in publicly traded options on Avon common stock or any other transaction to hedge a position in, or engage in short sales of, Avon common stock.

Post-Termination Payments

There is a uniform change in control policy applicable to senior officers at or above the senior vice president level who serve on our Executive Committee, other than Ms. Jung, for whom the terms of her current employment agreement will continue to apply. The policy supersedes former individual arrangements upon a change in control, if any (other than under Ms. Jung’s current agreement), and is intended to ensure consistency. Under Ms. Jung’s new agreement, which is effective upon commencement of employment of a new CEO, Ms. Jung’s current agreement will terminate and she will become covered under the change in control policy applicable to senior officers generally. We have designed this policy based on competitive practice, with the objective of attracting senior level executives and motivating and retaining them in the event of a potential change in control. Generally, we believe that having change in control provisions will help ensure that, in the event of a potential change in control, members of senior management can act in the best interests of all the shareholders without the uncertainty and distraction that could result from the effects a change in control could have on their personal situations.

The policy provides for payments to be made to covered executives upon a “double trigger,” i.e., in the event of an involuntary termination or termination by a covered executive for good reason within two years of a change in control, which reflects shareholder input and considerations. A covered executive is generally entitled to receive two times base salary, two times the target annual incentive bonus, and continued participation in our medical/welfare benefit plans for two years, as well as two additional years of service and age credits under our nonqualified defined benefit plan.

Ms. Jung’s current agreement provides for payments and other severance benefits upon termination of employment under certain circumstances. This agreement was based on competitive practice at the time we entered into it and served as an inducement for Ms. Jung to join our employ as CEO. For a further description of these arrangements, including under Ms. Jung’s new agreement, please refer to “Potential Payments Upon Termination of Employment or Change in Control” beginning on page 51.

We will continue to periodically review the level of post-termination benefits that we offer to ensure that it is competitive and necessary for the attraction, motivation and retention of superior executive talent.

As of January 29, 2012, Mr. Cramb, Vice Chairman, Developed Market Group, is no longer with the Company. This personnel action was taken on January 29, 2012 in connection with the Company’s previously disclosed internal investigation and the Regulation FD matter. These matters are ongoing and no final determinations regarding these matters can be made at this time. The financial terms of his separation are subject to future determinations in connection with such matters. For a further description, please refer to the last paragraph of “Potential Payments Upon Termination of Employment or Change in Control” on page 60.

Impact of Tax Treatment

The Committee recognizes tax factors that may impact executive compensation, including:

•	Section 162(m) of the Internal Revenue Code:

•	Places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to certain of our executive officers unless such compensation satisfies certain criteria.

•

Certain performance-based compensation approved by shareholders is not intended to be subject to the deduction limit (e.g., annual and long-term incentive awards granted under our shareholder-approved Executive Incentive Plan and performance restricted stock units and stock options granted under our Stock Incentive Plans).

•

The Committee considers tax and accounting implications in determining executive pay, and generally endeavors to provide compensation that is tax deductible to the Company under Section 162(m) of the Code; however, we reserve the right to forgo any or all of the tax deduction if we believe it to be in the best long-term interests of the Company and its shareholders.

•	Section 409A of the Internal Revenue Code:

•	Sets forth limitations that primarily relate to the deferral and payment of certain benefits.

•

The Committee considers the impact of, and designs its programs to comply with, Section 409A and considers generally, the evolving tax and regulatory landscape in which its compensation decisions are made.

Summary Compensation Table

The following table discloses compensation of our CEO, each person who served as CFO during the year, and the three officers who were the other most highly compensated executive officers during 2011 (together, these persons are sometimes referred to as the “named executive officers”).

		Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Andrea Jung Chairman & Chief Executive Officer	2011	1,375,000			4,811,998		Annual: Long-term: Total:	0 — 0	3,723,794	207,227	10,118,019
	2010	1,375,000				2,956,685	Annual: Long-term: Total:	0 5,362,500 5,362,500	3,282,731	189,968	13,166,884
	2009	1,375,000				2,395,162	Annual: Long-term: Total:	3,043,906 — 3,043,906	2,458,429	182,947	9,455,444

Kimberly Ross* Executive Vice President & Chief Financial Officer (from November 30, 2011)	2011	69,863	922,708	(5)	3,525,000		Annual: Long-term: Total:	n/a n/a 0		156,436	4,674,007

Charles W. Cramb* Vice Chairman, Developed Market	2011	750,000			1,364,988		Annual: Long-term: Total:	0 — 0	108,891	61,486	2,285,365
Group; Chief Financial Officer (through November 29, 2011)	2010	750,000				860,127	Annual: Long-term: Total:	401,250 1,462,500 1,863,750	136,494	63,663	3,674,034
	2009	750,000			5,107,500	696,774	Annual: Long-term: Total:	926,250 — 926,250	117,284	65,549	7,663,357

Charles M. Herington Executive Vice President, Developing Market Group	2011	725,000			1,268,495		Annual: Long-term: Total:	0 — 0	126,416	49,467	2,169,378
	2010	725,000				831,453	Annual: Long-term: Total:	326,250 1,197,083 1,523,333	123,219	46,782	3,249,787
	2009	692,811			2,231,200	603,871	Annual: Long-term: Total:	856,358 — 856,358	92,556	46,230	4,523,026

Donagh Herlihy Senior Vice President and Chief Information Officer	2011	510,000	3,691	(6)	1,548,103		Annual: Long-term: Total:	0 — 0	36,875	39,560	2,138,229

Fernando J. Acosta Senior Vice President and President, Latin America	2011	57,329	870,000	(7)	1,350,002		Annual: Long-term: Total:	n/a n/a 0		218,419	2,495,750

*	Reflects periods of 2011 during which Ms. Ross and Mr. Cramb served as CFO

(1)

Stock awards in 2011 consist of performance-based restricted stock units (Performance RSUs) for Ms. Jung, Mr. Cramb, Mr. Herington and Mr. Herlihy and time-based restricted stock units (RSUs) for Ms. Ross, Mr. Herlihy and Mr. Acosta. The aggregate grant date fair value of the awards was determined in accordance with FASB ASC Topic 718. For the Performance RSUs, which are tied to the achievement of performance goals during the 2011-2013 performance period, the amounts reported are based on the probable outcome of relevant performance conditions as of the grant date. See Note 10 to the Notes to the Consolidated Financial Statements contained in our Form 10-K for 2011 for a description of the assumptions used in valuing stock awards and options. For this purpose, the estimate of forfeitures is disregarded. The maximum value of the award assuming the highest level of performance conditions achieved would be $9,623,996 for Ms. Jung, $2,729,976 for Mr. Cramb, $2,536,990 for Mr. Herington and $1,463,006 for Mr. Herlihy. Ms. Ross, Mr. Acosta and a portion ($816,600) of Mr. Herlihy’s stock awards are not performance based.

(2)	No amounts were earned under the 2011 annual incentive program under the Executive Incentive Plan (EIP) or the 2011 transition program.

(3)	This column for 2011 includes the change in pension value reported, which is the aggregate change in the actuarial present value of the named executive officers’ accumulated benefits under our Personal Retirement Account Plan (PRA), Benefit Restoration Pension Plan (BRP) and Supplemental Executive Retirement Plan, as applicable. No amounts are reported for deferred compensation earnings as the interest rate for the fixed rate fund of our Deferred Compensation Plan was 4.02%, or 120% of the applicable federal long-term interest rate published by the Treasury Department at the time it was set.

(4)	“All Other Compensation” generally includes perquisites, 401(k) match, excess 401(k) match and tax gross-ups, which are set forth in the table below for 2011:

Name	Perquisites ($)(a)	401(k) Match ($)	Excess 401(k) Match ($)	Tax Gross-ups ($)(b)
Ms. Jung(c)	145,521	11,025	50,681
Ms. Ross(d)	122,644	0	0	33,792
Mr. Cramb(e)	29,119	11,025	21,342
Mr. Herington(f)	23,213	4,743	21,511
Mr. Herlihy(g)	28,535	11,025	0
Mr. Acosta(h)	174,852	0	0	43,567

(a)	The amounts disclosed are the actual costs incurred by us: (1) for payments of reimbursements to the executive for allowable expenses actually incurred for financial planning and tax preparation and for home security and (2) through direct billing to us by vendors managing our auto lease program, personal auto insurance and excess liability insurance premiums, relocation costs and executive health exams. The actual and incremental cost for the complimentary Avon products is nominal.

(b)	This represents tax gross-ups of relocation expenses which are available to our mobile employees covered under our relocation policies.

(c)	For Ms. Jung, includes financial planning and tax preparation, auto lease, personal auto insurance, excess liability insurance, home security, executive health exam and a car service allowance of $95,577.

(d)	For Ms. Ross, includes transportation allowance and costs of $120,636 for relocating her principal residence from The Netherlands to the New York area, including moving and temporary housing costs and related expenses.

(e)	For Mr. Cramb, includes a $20,000 cash perquisite allowance, home security, personal auto insurance and excess liability insurance.

(f)	For Mr. Herington, includes financial planning and tax preparation, transportation allowance, personal auto insurance, excess liability insurance, home security and executive health exam.

(g)	For Mr. Herlihy, includes financial planning and tax preparation, transportation allowance, personal auto insurance, excess liability insurance, home security and executive health exam.

(h)	For Mr. Acosta, includes transportation allowance and costs of $172,935 for relocating his principal residence from Colombia to the Miami area, including moving and temporary housing costs and related expenses.

(5)	This represents the first of two payments of Ms. Ross’ bonus, a portion of which ($772,708) compensates Ms. Ross for the forfeiture of her 2011 annual incentive cash award that would have been paid by her former employer, pursuant to the terms of her offer letter.

(6)	This represents the last payment of Mr. Herlihy’s $42,615 bonus pursuant to the terms of his offer letter.

(7)	This represents Mr. Acosta’s sign-on bonus pursuant to the terms of his offer letter.

Grants of Plan-Based Awards

The following table presents information regarding grants of equity and non-equity plan-based awards to our named executive officers during 2011.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Ms. Jung			2,406,250	4,812,500	(w)
		825,000	2,750,000	5,500,000	(x)
		825,000	2,750,000	5,500,000	(y)
		618,900	2,063,000	4,126,000	(z)
	3/3/2011					52,078	173,593	347,186
Ms. Ross	12/6/2011								101,292	(4)			1,725,003
	12/15/2011								107,591	(5)			1,799,997
Mr. Cramb			750,000	1,500,000	(w)
		225,000	750,000	1,500,000	(x)
		225,000	750,000	1,500,000	(y)
		175,500	585,000	1,170,000	(z)
	3/3/2011					14,773	49,242	98,484
Mr. Herington			652,500	1,305,000	(w)
		195,750	652,500	1,305,000	(x)
		195,750	652,500	1,305,000	(y)
		163,200	544,000	1,088,000	(z)
	3/3/2011					13,728	45,761	91,522
Mr. Herlihy			331,500	663,000	(w)
		122,400	408,000	816,000	(x)
		122,400	408,000	816,000	(y)
		94,200	314,000	628,000	(z)
	3/3/2011					7,917	26,389	52,778
	3/21/2011								30,000	(6)			816,600
Mr. Acosta	12/6/2011								79,272	(4)			1,350,002

(1)	Amounts represent possible cash payouts under the following programs under our Executive Incentive Plan listed in the order in which they appear above:

(w)	2011 annual incentive program

(x)	2011 transition program

(y)	2011-2012 transition program

(z)	2011-2013 long-term incentive program (performance cash portion)

Please refer to the “Compensation Discussion and Analysis” section above for additional information. There were no payouts under the 2011 annual incentive program or the 2011 transition program.

Payouts, if any, under the 2011-2012 transition program and the 2011-2013 long-term incentive program will be determined by the Compensation and Management Development Committee at the end of their respective performance periods. Payouts under the 2011-2012 transition program, if any, will be deferred until 2014 and subject to forfeiture upon voluntary termination of employment or termination for cause before December 31, 2013. In addition, such payouts may be pro-rated in the event of retirement, death or permanent disability or involuntary termination of employment without cause before December 31, 2013.

(2)	Amounts reflect the Performance RSUs granted under our 2011-2013 long-term incentive program under our 2010 Stock Incentive Plan. Please refer to the “Compensation Discussion and Analysis” section above for additional information.

(3)	Please refer to Footnote 1 under the Summary Compensation Table for additional information.

(4)	These RSUs were granted under our 2010 Stock Incentive Plan and vest 100% on April 6, 2014. Dividend equivalents are not paid on these RSUs.

(5)	These RSUs were granted under our 2010 Stock Incentive Plan and vest 50% per year over two years. Dividend equivalents are paid in cash on these RSUs annually.

(6)	These RSUs were granted under our 2010 Stock Incentive Plan and vest 100% after 3 years of service. Dividend equivalents are paid in cash on these RSUs annually.

The material factors necessary for an understanding of the compensation detailed in the above two tables for our named executive officers are described under the “Compensation Discussion and Analysis” section above and the corresponding footnotes to the tables. In addition, each of Ms. Jung, Ms. Ross, Mr. Cramb, Mr. Herington, Mr. Herlihy and Mr. Acosta has entered into an individual agreement with us that identifies his or her position and generally provides, among other things, for (i) his or her at-will employment, (ii) the payment to him or her of an annual base salary (which in the case of Ms. Jung may be increased, but not decreased, periodically), (iii) an annual bonus under our EIP based on an annual target bonus opportunity of a percentage of base salary (which in the case of Ms. Jung may be increased but not decreased except for annual reductions of up to 10% that apply to all of our officers), and (iv) his or her eligibility to receive equity-based awards and perquisites and to participate in benefit plans generally available to our senior executives. Please refer to “Potential Payments Upon Termination of Employment or Change in Control” beginning on page 51 for a description of certain payments and benefits to our named executive officers upon termination of employment or a change of control.

We entered into a new employment agreement with Ms. Jung on December 13, 2011 which provides that, in addition to performing her regular duties as CEO, Ms. Jung will assist the Company in its efforts to actively recruit a successor CEO and, upon the hiring of the new CEO, Ms. Jung will serve as Executive Chairman of the Company for a two-year term, which may be extended by mutual agreement of the parties (“New Agreement”). Under the terms of the New Agreement, until commencement of employment of the new CEO, the terms and conditions of Ms. Jung’s employment and termination of employment with the Company will continue to be governed by Ms. Jung’s existing employment agreement with the Company (the “Existing Agreement”). Upon commencement of employment of the new CEO, the Existing Agreement will be terminated, without further obligation of either party thereunder (and without the payment of any severance or termination benefits) and the terms and conditions of Ms Jung’s employment and termination of employment will be governed by the New Agreement.

The New Agreement provides that, as Executive Chairman, Ms. Jung will continue as an employee-at-will and focus on the business and affairs of the Company, including assisting the CEO with transition matters, advising the Board of Directors and the CEO regarding strategic initiatives and such other authority and duties as may be reasonably determined by the Board of Directors. Upon the new CEO commencing employment with the Company, the New Agreement generally provides for the following compensation and benefits to Ms. Jung as Executive Chairman:

•	an annual base salary of $1,000,000,

•

an annual discretionary cash bonus opportunity based upon the Board’s assessment of Ms. Jung’s performance and success regarding transition and her other duties to the Company with a target award equal to 100% of annual base salary,

•

participation in the Company’s three-year long-term incentive program (currently comprised of 70% in performance-based restricted stock units and 30% in performance-based cash) with an annual target award equal to 400% of annual base salary beginning after 2012. Any service vesting conditions for such awards shall be satisfied if Ms. Jung continues in our employ through the second anniversary of the new CEO employment date or if Ms. Jung is terminated by us without cause or terminates for constructive termination or due to death or disability, provided any payout is subject to achievement of performance goals,

•

participation in the Company’s executive retirement and executive death benefit plans, including the Supplemental Executive Retirement Plan and Supplemental Life Plan, generally on the same terms as currently provided under the Existing Agreement, and

•

participation in the Company’s compensation and benefit programs and policies in which similarly situated executives participate, including medical, dental, life and disability insurance, 401(k) plan, pension plan, severance pay plan, change in control policy, compensation recoupment policy, and perquisites program. Under the New Agreement, Ms. Jung’s potential severance benefits and potential change in control benefits have been significantly reduced from that provided under the Existing Agreement and are substantially similar as for other executives. Under the New Agreement, Ms. Jung is not entitled to a gross-up for any taxes incurred as a result of payments made as a result of a change in control.

Please refer to “Potential Payments Upon Termination of Employment or Change in Control” beginning on page 51 for a description of Ms. Jung’s benefits upon termination of employment or change of control under the New Agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding equity awards as of December 31, 2011 for the named executive officers. All dollar values are based on $17.47, the closing price of our common stock on the New York Stock Exchange on December 30, 2011.

	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares Units or Other Rights That Have Not Vested ($)
Ms. Jung.	500,000					26.55	3/14/2012				173,593	3,032,670
	500,000					26.40	3/13/2013
	500,000					36.42	3/11/2014
	675,000					41.95	3/10/2015
	317,113					30.97	3/31/2016
	267,105					36.77	3/7/2017
	903,756					38.80	3/5/2018
				600,000	(2)	38.80	3/5/2018
	506,913	253,456	(3)			15.50	3/5/2019
	124,283	248,565	(4)			31.61	3/11/2020

Ms. Ross.								101,292	(5)	1,769,571
								107,591	(6)	1,879,615

Mr. Cramb(7)	147,213					27.18	11/1/2015	50,000	(8)	873,500	49,242	860,258
	64,576					30.97	3/31/2016
	54,392					36.77	3/7/2017
	88,365					38.80	3/5/2018
	147,466	73,732	(3)			15.50	3/5/2019
	36,155	72,310	(4)			31.61	3/11/2020

Mr. Herington	36,901					30.97	3/31/2016	80,000	(9)	1,397,600	45,761	799,445
	38,852					36.77	3/7/2017
	60,751					38.80	3/5/2018
	127,804	63,901	(3)			15.50	3/5/2019
	34,950	69,899	(4)			31.61	3/11/2020

Mr. Herlihy	82,415					38.80	3/5/2018	30,000	(10)	524,100	26,389	461,016
	70,784	35,391	(3)			15.50	3/5/2019
	18,078	36,154	(4)			31.61	3/11/2020
Mr. Acosta								79,272	(5)	1,384,882

(1)	Performance RSUs are tied to the achievement of three-year goals for the fiscal 2011-2013 performance period. Amounts reflect the target number of shares that could be earned as of the end of the performance period. Assuming the performance conditions are satisfied, Performance RSUs vest on December 31, 2013 and settle on March 3, 2014. Dividend equivalents are not paid on Performance RSUs.

(2)	Stock options vest upon our common stock achieving a price of $50 per share for 30 consecutive days between March 5, 2011 and March 5, 2018.

(3)	Stock options vest at the rate of one-third each year, of which one-third vested on March 5, 2010, an additional one-third vested on March 5, 2011 and the remainder vested on March 5, 2012.

(4)	Stock options vest at the rate of one-third each year, of which one-third vested on March 11, 2011, an additional one-third vested on March 11, 2012 and the remainder will vest on March 11, 2013.

(5)	RSUs vest 100% on April 6, 2014. Dividend equivalents are not paid on these RSUs.

(6)	RSUs vest at the rate of 50% each year on December 15, 2012 and December 15, 2013. Dividend equivalents are paid in cash annually.

(7)	Mr. Cramb’s retention of his equity awards is subject to future determination. Please refer to the last paragraph of “Compensation Discussion and Analysis—Additional Information—Post-Termination Payments” on page 37.

(8)	RSUs vest at the rate of one-third each year, of which one-third vested on October 8, 2010, an additional one-third vested on June 15, 2011 and the remainder will vest on June 15, 2012. Dividend equivalents are paid in cash annually.

(9)	RSUs vest 100% on July 17, 2013. Dividend equivalents are paid in cash annually.

(10)	RSUs vest 100% on March 21, 2014. Dividend equivalents are paid in cash annually.

Option Exercises and Stock Vested

The following table presents information regarding stock option exercises and the vesting of RSU awards during 2011 for our named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ms. Jung.	—	—	—	—
Ms. Ross	—	—	—	—
Mr. Cramb.	—	—	50,000	1,366,000
Mr. Herington	—	—	—	—
Mr. Herlihy	—	—	12,000	328,200
Mr. Acosta	—	—	—	—

Pension Benefits

The following table presents information on our defined benefit pension plans and supplemental executive retirement plans as of December 31, 2011 for each of our named executive officers. No pension benefits were paid to these named executive officers during 2011.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Present Value of Accumulated Benefit at Age 65 ($)(2)

Ms. Jung	Avon Products, Inc. Personal Retirement Account Plan (PRA)(3)	18.000	572,336	412,406
	Supplemental Executive Retirement Plan of Avon Products, Inc. (SERP)(4)	18.000	18,030,448	13,151,244

Ms. Ross	N/A(5)

Mr. Cramb	PRA(5)	6.167	112,687	112,687
	Benefit Restoration Pension Plan of Avon Products, Inc. (BRP) (5)	6.167	503,381	503,381

Mr. Herington	PRA(5)	5.833	100,867	100,867
	BRP(5)	5.833	356,049	356,049

Mr. Herlihy	PRA(5)	3.833	65,539	65,539
	BRP(5)	3.833	134,459	134,459

Mr. Acosta	N/A(5)

(1)	The amounts in this column represent the present values of the accumulated benefits based on an assumed retirement date equal to the earliest date the named executive officer may retire without any benefit reduction. The assumed retirement date for Ms. Jung is December 1, 2018, her Rule of 85 retirement date (age plus years of credited service equal to 85 or greater), which is the earliest date at which she may retire and have benefits under the Old Plan benefit formula of the PRA (as described further below) and under the SERP without any benefit reduction, assuming that she received Company approval to retire prior to age 62. Mr. Cramb, Mr. Herington, and Mr. Herlihy participate in the cash balance benefit formula of the PRA and the BRP. The cash balance formula has no actuarial reductions for early retirement. Their assumed retirement dates are all based on their normal retirement ages of 65. Ms. Ross and Mr. Acosta do not yet participate in the PRA or the BRP because they have not yet satisfied the one-year eligibility requirement.

(2)	The amounts in this column represent the present value of accumulated benefits payable based on an assumed normal retirement age of 65. Mr. Cramb has attained age 65.

(3)	As described under “Avon Products, Inc. Personal Retirement Account Plan” below, Ms. Jung is entitled to a benefit under the PRA cash balance benefit formula or the Old Plan benefit formula, whichever is greater. Amounts under the Old Plan benefit formula are presented above because this formula provides a greater benefit than the cash balance benefit formula. The present value of the PRA benefits shown above is equal to the accumulated benefit payable as of the assumed retirement date based on the PRA benefit formula and reflecting credited service and pay up to the Internal Revenue Code limits for tax-qualified plans through June 30, 2008. Benefit accruals under the Old Plan benefit formula were frozen under the PRA as of June 30, 2008. For Ms. Jung, because accrued benefits under the Old Plan benefit formula are frozen as of June 30, 2008, only 14.5 years of credited service are used when calculating the benefit. However, for the limited purpose of attaining early retirement or Rule of 85 retirement under the PRA, all credited service is included and that number is reflected in the table above. The benefit payments were discounted from the assumed retirement date, back to December 31, 2011, at a rate of 4.10% per annum.

(4)	The present value of the SERP benefits payable to Ms. Jung is equal to the accumulated benefits payable as of the assumed retirement date based on the SERP benefit formula and reflecting credited service and pay in excess of Internal Revenue Code limits for tax-qualified plans through December 31, 2011. Pay also includes bonus amounts in excess of 100% of target bonus. All years of service are used when calculating the accrued benefit. The benefit payments were discounted from the assumed retirement date back to December 31, 2011 at a rate of 4.10% per annum. Ms. Jung will receive 80% of her SERP benefit paid as a lump sum and the remaining 20% in five annual installments. The lump sum amount is determined based on an interest rate of 4.10% and the applicable Internal Revenue Code mortality table.

(5)	For Mr. Cramb, Mr. Herington, and Mr. Herlihy, the present values of the accrued PRA and BRP benefits are equal to the PRA and BRP cash balance benefits as of December 31, 2011, projected to the normal retirement age of 65 based on an interest crediting rate of 5.00% per annum and discounted back to December 31, 2011 at a rate of 4.10% per annum. Mr. Cramb will receive 100% of his BRP benefit in five annual installments. Mr. Herington and Mr. Herlihy will receive their BRP benefits in the form of an 80% lump sum and 20% in 60 consecutive monthly installments. On December 31, 2011, the actual cash balance account balances were for Mr. Cramb: $112,687 under the PRA and $503,381 under the BRP, for Mr. Herington: $90,188 under the PRA and $318,353 under the BRP and for Mr. Herlihy: $56,820 under the PRA and $116,571 under the BRP. Due to the difference between the assumed interest crediting rate of 5.00% and the FAS discount rate of 4.10% the December 31, 2011 cash balance accounts are less than the amounts disclosed in the table above. Ms. Ross and Mr. Acosta do not yet participate in the PRA or the BRP because they have not yet satisfied the one-year eligibility requirement.

Avon Products, Inc. Personal Retirement Account Plan

The Avon Products, Inc. Personal Retirement Account Plan (PRA) is a tax qualified defined benefit pension plan that is generally available to our eligible employees who have completed one year of service.

The PRA provides two separate benefit accrual formulas. For employees first employed on or after July 1, 1998 (which includes all of our named executive officers other than Ms. Jung), the PRA has a cash balance benefit accrual formula, which provides a retirement benefit equal to the value of the participant’s hypothetical account balance. The hypothetical account balance is credited with an interest credit and a basic credit as of the last day of each month. The interest credit is 1/12 of the annual rate of interest on Treasury securities for the month of November of the prior year (but not less than 5%). The basic credit is an employer contribution based upon a percentage of eligible compensation earned. The percentage of eligible compensation differs depending upon the number of points a participant has earned. Points are determined by adding the participant’s vesting service and attained age as of the last day of the prior plan year. Basic credits are determined as follows:

Participant Points	Percentage of Compensation Up to Social Security Wage Base*	Percentage of Compensation Over Social Security Wage Base*
<30	3.0%	4.50%
30-39	3.5%	5.25%
40-49	4.0%	6.00%
50-59	4.5%	6.75%
60-69	5.0%	7.50%
70-79	5.5%	8.25%
80-89	6.0%	9.00%
90 or more	6.5%	9.75%

*	$106,800 in 2011

Compensation is generally defined as salary and annual bonus (not in excess of the target bonus amount), subject to the maximum permitted under Internal Revenue Code regulations. Long-term equity compensation is not included.

Generally, employees first employed on or before June 30, 1998 (which includes Ms. Jung only) are entitled to a benefit under the Old Plan formula if it provides a greater benefit than the cash balance formula. Because the benefits under the Old Plan formula are greater than those provided under the cash balance benefit formula for Ms. Jung, they are discussed herein. The Old Plan formula provides a single life (or 50% joint and survivor for married couples) annuity benefit at normal retirement age of 65 equal to (i) 1.75% of average final compensation multiplied by years of service not in excess of 10, plus (ii) 1.5% of average final compensation multiplied by years of service in excess of 10, minus (iii) 1.25% of the participant’s estimated Social Security benefit multiplied by years of credited service. Average final compensation is defined as a participant’s average compensation over the highest paid five years out of the last 10 years of credited service. No additional benefits have accrued under the Old Plan formula since June 30, 2008, which means that no compensation earned or credited service performed after June 30, 2008 will be used when calculating the Old Plan benefit. However, credited service after June 30, 2008 is credited for determining early retirement eligibility for these frozen Old Plan benefits. The Internal Revenue Code Section 415(b) limits in effect on the actual retirement date will be used to limit the benefit, if necessary.

A participant entitled to the Old Plan benefit may retire early after attaining age 55 with 15 years of credited service and receive the retirement benefit reduced by 1/12 of 3% for each of the first 60 months by which the early retirement benefit commences prior to attainment of age 65 and by 1/12 of 5% for each month in excess of the next 60 months by which the early retirement benefit commences prior to attainment of age 65. If a participant retires after his or her age and years of credited service total 85 (Rule of 85), the retirement benefit is not reduced for payment prior to age 65 except that the Social Security offset component of the Old Plan benefit formula is reduced by 1/12 of 3% for each of the first 60 months by which the benefit commences prior to age 65 and 1/12 of 5% for each month in excess of the next 60 months by which the benefit commences prior to age 65. If a participant continues to work after attaining the Rule of 85 date, the early retirement subsidy reduces annually.

A participant must complete three years of service in order to be vested in the PRA benefit (no more than twenty-nine months of service while on disability leave will be included). Participants who are under the cash balance benefit formula may receive the PRA benefit upon request as soon as practicable after termination of employment or at the end of the salary continuation period for those employees receiving severance benefits. Retirement benefits may be paid, at the request of a participant, as a lump sum or annuity or various forms of joint and survivor annuities. None of our named executive officers have selected the form of payment of their PRA benefits.

Benefit Restoration Pension Plan of Avon Products, Inc.

The Benefit Restoration Pension Plan of Avon Products, Inc. (BRP) is a nonqualified defined benefit pension plan available to a select group of management or highly compensated employees whose benefits under tax qualified plans, such as the PRA, are limited by the Internal Revenue Code maximum benefit limit for tax qualified plans, such as our PRA. The BRP was established to provide participants with the retirement benefits to which they were entitled under the PRA but may not be paid as a result of Internal Revenue Code limits.

Generally, the same definitions under the PRA for compensation, average final compensation and service apply to the BRP, except that the compensation and benefit limits under the Internal Revenue Code for qualified plans are disregarded. The same benefit accrual formulas also apply, including calculations under the Old Plan and cash balance formulas. In addition, the same rules regarding calculation for early retirement or Rule of 85 benefits apply for participants under the Old Plan formula. As with the PRA, no additional benefits have accrued under the Old Plan formula after June 30, 2008. However, service after June 30, 2008 is credited to determine early retirement eligibility for these frozen Old Plan formula benefits.

If a participant receives salary continuation, the salary continuation period is credited to the participant at the time of the termination to match the service crediting rules of the PRA. In addition, if an eligible participant under the Change in Control Policy is terminated after a change in control, such participant is credited with an additional two years of service and age at the time of the termination of employment. In order to determine the BRP benefit, the amount payable under the PRA is subtracted from the amount calculated under the BRP and the BRP pays out the excess. Benefits are paid from our general assets. The default form of BRP benefit is paid 80% in a lump sum cash payment and 20% in 60 monthly installments. Our named executive officers will receive their benefits in the forms disclosed in Footnote 5 above.

Supplemental Executive Retirement Plan of Avon Products, Inc.

The Supplemental Executive Retirement Plan of Avon Products, Inc. (SERP) is a nonqualified defined benefit plan that was established in 1982 to provide additional pension benefits for selected senior officers. Participants were selected by the Compensation and Management Development Committee; however, no participants have been added since 2002 and the SERP is now closed to new participants. Given her tenure with the Company, Ms. Jung is the last remaining active participant in the SERP and her participation is pursuant to the terms of her employment agreement.

The SERP provides a retirement benefit at normal retirement age of 65 equal to (i) 2% of the participant’s average final compensation multiplied by years of service not in excess of 25 years, plus (ii) 1% of the participant’s average final compensation multiplied by years of service in excess of 25 years, minus (iii) benefits payable under the PRA. Unlike the Old Plan formula under the PRA and BRP, the SERP benefit continues to accrue after June 30, 2008. A participant who qualifies for early retirement may also receive benefits prior to age 65 under the SERP, reduced in the same manner as provided under the PRA. A participant who qualifies for Rule of 85 benefits under the PRA has unreduced benefits under the SERP. Ms. Jung will be 60 years old when she attains her Rule of 85 milestone on December 1, 2018. Service calculations under the SERP are similar to the credited service model used in the Old Plan formula of the PRA except that (i) the Compensation and Management Development Committee may add additional years of service for a participant and (ii) service is limited to 35 years. The Compensation and Management Development Committee has not added any additional years of service for Ms. Jung.

In contrast to the PRA and BRP, the definition of compensation under the SERP includes all annual bonuses paid to a participant without being limited to the target amount of the bonus and “average final compensation” means the average of the highest three years of compensation in the last ten years of service rather than the average of the highest five years during the last ten years of service. Long-term equity compensation is not included.

In general, SERP benefits are subject to forfeiture if a participant discloses confidential information, or accepts employment by a competitor within three years of termination of employment or is convicted of a crime for fraud or dishonesty involving us. In addition, if a participant declines retirement at our request or retires prior to age 62 without our approval, SERP benefits may also be forfeited. In the event that her SERP benefits are forfeited, Ms. Jung’s benefits will be calculated as if she received benefits under the BRP in the same form as her SERP benefits.

Nonqualified Deferred Compensation

The following table provides information relating to deferrals of compensation by our named executive officers under our nonqualified Deferred Compensation Plan (“DCP”).

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions Last FYE ($)(4)	Aggregate Balance at Last FYE ($)(5)
Ms. Jung	67,574	50,681	(1,606,609)	0	8,959,838
Ms. Ross	0	0	0	0	0
Mr. Cramb	117,626	21,342	(1,525,835)	0	3,231,953
Mr. Herington	119,504	21,511	(82,207)	(33,986)	617,353
Mr. Herlihy	380,490	0	15,064	0	708,836
Mr. Acosta	0	0	0	0	0

(1)	Amounts under these columns are included in the Summary Compensation Table.

(2)	Reflects our matching contributions to excess 401(k) plan deferrals.

(3)	There are no amounts in this column that are reported in the Summary Compensation Table. Amounts for Ms. Jung, Mr. Cramb and Mr. Herington reflect losses attributable to depreciation in the value of their deferred RSUs and Avon Stock Unit Fund holdings.

(4)	Distribution during 2011 in accordance with the terms of the DCP and Mr. Herington’s election.

(5)	The following amounts included in this column have been previously reported in our Summary Compensation Tables in prior years: $6,274,383 for Ms. Jung; $5,639,207 for Mr. Cramb; and $392,104 for Mr. Herington.

Avon Products, Inc. Deferred Compensation Plan

The following sources of compensation may be deferred into the DCP:

•	Base Salary—up to 50% of annual salary;

•	Annual Bonus—all or part of the annual bonus payable under our annual incentive plans;

•	Long-Term Incentive Cash Award—all or part of the long-term cash award payable under our long-term incentive plans;

•	Transition Program Awards—all or part of the cash awards payable under our 2011 and 2011-2012 transition programs;

•

Excess 401(k) Plan Deferrals—up to 25% of the portion of base salary in excess of the maximum compensation limit under our 401(k) Plan ($245,000 for 2011). In addition, we contribute an amount equal to the match we would have made to the 401(k) Plan if pre-tax participant contributions had been permitted;

•	Performance Restricted Stock Units—all or a portion of vested Performance RSUs; and

•	Restricted Stock Units—all or a portion of vested RSUs.

In general, participants must make their deferral elections prior to the year in which they perform services for which the compensation is being deferred.

Investment of Deferred Compensation

Deferred compensation amounts, other than deferrals of RSUs, are hypothetically invested in one or more of three investment choices as selected by the participant:

•

Fixed Rate Fund—credited each month with imputed interest at an annual rate that we establish. We determine the rate annually, and for 2011, the rate was set at 4.02%, or 120% of the long-term federal rate as of November 2010;

•	Standard & Poor’s 500 Stock Index Fund; and

•	Avon Stock Unit Fund—hypothetically invested in Avon stock with dividends credited.

Deferrals of vested Performance RSUs and RSUs are allocated to a restricted stock account and are held as hypothetical shares of Avon stock, with dividends paid annually to participants.

Plan Accounts and Distributions

Each participant may direct the allocation of compensation deferred to (i) a Retirement/Termination Account, which provides for payments after termination of employment, or (ii) up to two In-Service Accounts, which provide for payments during continued employment. Participants are fully vested in their DCP accounts.

Payments under the DCP are made from our general assets. Retirement/Termination Accounts are payable upon retirement or other termination of employment in a lump sum or up to 15 annual installments, as elected by the named executive officer at the time of the initial deferral election. Distribution election changes for Retirement/Termination Accounts relating to amounts deferred after 2004 will delay payment for at least five years after the original payment date. All In-Service Accounts are payable in a lump sum or in up to five annual installments, as irrevocably elected at the time of initial deferral election. In the event of death prior to full distribution of the accounts, the undistributed amount will be paid to the participant’s beneficiary.

Withdrawals relating to amounts deferred prior to 2005 may be made prior to the scheduled distribution date upon a demonstration of financial hardship or at any time subject to a 10% penalty on the amount withdrawn. Withdrawals relating to amounts deferred after 2004 may be made prior to the scheduled distribution date only upon demonstration that an unforeseeable emergency has occurred.

Potential Payments Upon Termination of Employment or Change in Control

We have entered into individual agreements and maintain certain plans and arrangements that provide for payments to our named executive officers upon termination of employment or a change in control as set forth below. In March 2010, the Committee adopted a uniform change in control policy applicable to senior officers at or above the senior vice president level who serve on our Executive Committee, other than Ms. Jung, for whom the terms of her employment agreement will continue to apply. The policy supersedes individual arrangements upon a change in control, if any (other than for Ms. Jung), and is intended to ensure consistency, including to provide benefits conditioned on a double-trigger. However, upon employment of a new CEO and the effectiveness of Ms. Jung’s New Agreement, which supersedes her Existing Agreement, Ms. Jung will become covered under our uniform change in control policy. Please refer to the “Compensation Discussion and Analysis—Additional Information—Post-Termination Payments” on page 37 and to the description below for further information on the policy.

Involuntary Termination of Employment (Other Than For Cause or Disability); Constructive Termination

CEO

In the event that we terminate Ms. Jung’s employment other than for cause or disability, or if she terminates for reasons of constructive termination, Ms. Jung would be entitled to receive:

•	three times base salary at the rate in effect on the date of termination of employment payable as follows:

(1)	a lump sum amount payable in the seventh month after the date of termination equal to (a) the present value of 12 months of base salary (discounted at the one-year treasury bill rate), plus (b) 6 months of base salary;

(2)	18 months of base salary paid on a regular biweekly basis beginning 7 months after her date of termination;

•	an amount payable in the seventh month after the date of termination equal to her annual target bonus for the year of termination;

•

if the termination of employment occurred on or after August 1st of the year of termination, a prorated bonus based on her earned salary for the year of termination (not to exceed her target bonus award for such year of termination), payable in the calendar year following the year of termination; and

•

a lump sum amount payable in the seventh month after the date of termination equal to the cost of 24 months of medical, dental, disability, and travel accident coverage for Ms. Jung, her spouse and her eligible dependents.

Ms. Jung could generally terminate for reasons of constructive termination upon the following events: (i) a reduction in her base salary; (ii) a reduction in her annual target bonus opportunity (excluding annual reductions up to 10% that apply to all our officers); (iii) a change of more than 25 miles in her office location; (iv) demotion to an office below Chief Executive Officer; (v) a material reduction in her employee benefit programs (unless applicable to all our officers); or (vi) our failure to obtain the assumption of Ms. Jung’s employment agreement by any successor to us.

In the event of involuntary termination without cause, her stock options would continue to vest and be exercisable for 24-months. If termination occurs during the year of grant, all of Ms. Jung’s performance restricted stock units would be forfeited. If termination is on or after January 1 of the year following the grant, a pro rata portion of her performance restricted stock units would vest and settle in accordance with the terms of the individual award agreement, provided that the applicable performance goals have been satisfied. See “Outstanding Equity Awards at Fiscal Year-End” on page 44.

If Ms. Jung is involuntarily terminated without cause on or after August 1 under the annual incentive program, January 1 of the year following the grant under the long-term performance cash program, or January 1, 2012 under the transition programs, she would be entitled to a prorated award, provided that the applicable performance goals have been satisfied. If termination occurred prior to these dates, the awards would be forfeited.

Ms. Jung would be entitled to participate for two years after the date of termination in our life and accidental death insurance programs and the Supplemental Life Plan (SLIP). Ms. Jung would also receive two additional years of credited service under our Supplemental Executive Retirement Plan (SERP) for purposes of calculating the SERP benefit. At the end of the salary continuation period, Ms. Jung will be eligible to participate in the Retirement Medical Plan.

Ms. Jung would be required to sign a release of all claims in order to receive severance benefits. The severance benefits are also subject to non-competition, non-solicitation, and cooperation provisions which, if violated, would cause forfeiture of the remaining benefits.

If, after the effectiveness of the New Agreement, we terminate Ms. Jung’s employment other than for cause or disability, or if she terminates for reasons of constructive termination, Ms. Jung would be entitled to receive, in lieu of the payments and benefits described above, substantially the same severance payments and benefits afforded to other senior officers described under “Non-CEO” below, provided that Ms. Jung shall be entitled to an annual bonus (if determined to be awarded in the discretion of the Board) and shall also be deemed to have satisfied in full any service-based vesting conditions for her LTIP awards although payment of the LTIP awards is subject to the achievement of the performance goals.

Non-CEO

In the event that we terminate any of our other named executive officers’ employment other than for cause or disability, we would continue to pay his or her base salary at the rate in effect on the termination date for 24 months, except that the first payment (equivalent to seven months at such rate) would not occur until the seventh month following the date of termination, unless certain exceptions permitted by Internal Revenue Code Section 409A apply.

In the event of involuntary termination without cause, the named executive officers’ stock options would continue to vest and be exercisable during the 24-month salary continuation period. In addition, a pro rata portion of their time-based restricted stock units would vest and be settled in accordance with the terms of the individual award agreements. If termination occurs during the year of the grant, all performance restricted stock units would be forfeited. If termination is on or after January 1 of the year following the grant, a pro rata portion of their performance restricted stock units would vest and settle in accordance with the terms of the individual award agreements, provided that the applicable performance goals have been satisfied. See “Outstanding Equity Awards at Fiscal Year-End” on page 44.

A named executive officer who is involuntarily terminated without cause on or after August 1 under the annual incentive program, January 1 of the year following the grant under the performance cash portion of our long-term incentive program, or January 1, 2012 under the transition programs, would be entitled to a prorated award provided that the applicable performance goals have been satisfied. If termination occurred prior to these dates, the awards would be forfeited. As recent hires, Ms. Ross and Mr. Acosta are not participants in the 2011 annual incentive program, the 2011-2013 long-term incentive program, or the transition programs.

The named executive officers’ accrued benefits under the PRA accrue interest credits for additional years of service during his or her salary continuation period and they are credited with additional years of service under the BRP at termination. Ms. Ross and Mr. Acosta do not yet participate in the PRA or the BRP because they have not yet satisfied the one-year eligibility requirement. Each of the named executive officers would also be entitled to continuing coverage under our medical, dental, and life insurance programs. Each of Mr. Herington and Mr. Herlihy would have continuing coverage under the SLIP during his salary continuation period.

In addition, we would generally continue to provide each of our named executive officers the perquisites he or she currently receives as described in the Summary Compensation Table for the following periods, as applicable: three months of a transportation or car allowance; financial planning and tax preparation services through the end of the calendar year in which his or her salary continuation period ends; home security until the end of his or her annual contract; and an executive health exam for up to three months after termination. Personal auto insurance and excess liability insurance premiums are not provided upon termination of employment.

Terminated employees are required to sign a release of all claims in order to receive severance benefits. The severance benefits are also subject to non-competition, non-solicitation, non-disparagement, cooperation and confidentiality provisions which, if violated, would cause forfeiture of the remaining benefits.

Disability

In the event of termination of a named executive officer for disability, he or she would be entitled to receive benefits under our disability plan, which provides for 100% of base pay for six months (excluding the first week of disability during which no pay is provided) and 50% of base pay thereafter for the duration of his or her disability until age 65 (or if the disability occurred after age 60, for at least five years, but no later than age 70). Each named executive officer’s stock options would continue to vest and be exercisable, and all of their time-based restricted stock units would vest and be settled, in accordance with the terms of the individual award agreements. Performance restricted stock units would be prorated provided that the performance goals have been satisfied. See “Outstanding Equity Awards at Fiscal Year-End” on page 44. Under Ms. Jung’s New Agreement, in the event of her termination of employment for disability, Ms. Jung will be deemed to have satisfied in full any service-based vesting condition for her LTIP award, although payment of the LTIP award is subject to the achievement of performance goals. Under our annual incentive program, performance cash portion of our long-term incentive program, and transition programs, a named executive officer who becomes disabled during the performance period is entitled to a prorated award provided that the performance goals have been satisfied, subject to the discretion of the Compensation and Management Development Committee. As recent hires, Ms. Ross and Mr. Acosta are not participants in the 2011 annual incentive plan, the 2011-2013 long-term incentive program, or the transition programs.

All of our named executive officers who are currently participants in the PRA and BRP would continue to participate in the PRA for up to 29 months while disabled, and our named executive officers (other than Ms. Jung) would also continue to participate in the BRP for up to 29 months while disabled. Ms. Ross and Mr. Acosta have not yet satisfied the eligibility requirements of participating in the PRA and BRP. In addition, except for Ms. Ross and Mr. Acosta, each of them would also be entitled to continuing coverage under our SLIP. Ms. Jung would continue to participate in the SERP for up to 29 months, and she and her dependents would be covered for two years after termination of employment under our medical, life insurance, accidental death and travel accident benefit programs. In the seventh month following her date of termination, Ms. Jung would receive a cash payment equal to the monthly cost of medical, dental coverage and travel accident insurance for two years.

Retirement

In the event of a named executive officer’s retirement, his or her stock options would continue to vest and be exercisable. All retention restricted stock units would be forfeited. If retirement is prior to January 1 of the year following the grant, a pro rata portion of his or her time-based, non-retention restricted stock units would vest and be settled, in accordance with the terms of the individual award agreements, while all performance restricted stock units would be forfeited. If retirement is after January 1 of the year following the grant, all of his or her time-based, non-retention restricted stock units would vest and be settled, in accordance with the terms of the individual award agreements and a pro rata portion of performance restricted stock units would vest provided that the performance goals have been satisfied. See “Outstanding Equity Awards at Fiscal Year-End” on page 44. A named executive officer who retires during the applicable fiscal year under the annual incentive program, or January 1 of the year following the grant under the performance cash portion of our long-term incentive program, or January 1, 2012 under the transition programs, is entitled to a prorated award provided that the applicable performance goals have been satisfied. As new hires, Ms. Ross and Mr. Acosta are not participants in the 2011 annual incentive plan, the 2011-2013 long-term incentive program, or the transition programs. Ms. Jung would also be entitled to an amount equal to the last fiscal year’s bonus, prorated based on the number of days worked during the year of retirement, through the date of retirement, which would be payable in the year following her retirement date.

Death

In the event of a named executive officer’s death, his or her beneficiary would be entitled to death and life insurance benefits, including benefits under the SLIP for named executive officers other than Ms. Ross and Mr. Acosta. His or her stock options would immediately vest, and all of his or her time-based restricted stock units would vest and be settled, in accordance with the terms of the individual award agreements. Performance restricted stock units would be prorated provided that the performance goals have been satisfied. See “Outstanding Equity Awards at Fiscal Year-End” on page 44. Ms. Jung’s dependent beneficiaries would also be entitled to receive dependent death benefits payable from the SERP, as well as an amount equal to the last fiscal year’s bonus, pro-rated based on the number of days worked during the year of death through the date of death (payable 30 days after her death). Under our annual incentive program, performance cash portion of our long-term incentive program, and transition programs, a named executive officer who dies during the performance period is entitled to a prorated award provided that the performance goals have been satisfied. As recent hires, Ms. Ross and Mr. Acosta are not participants in the 2011 annual incentive plan, the 2011-2013 long-term incentive program, or the transition programs. Under Ms. Jung’s New Agreement, in the event of her death, Ms. Jung will be deemed to have satisfied in full any service-based vesting condition for her LTIP award, although payment of the LTIP award is subject to the achievement of performance goals.

Change in Control—Involuntary Termination of Employment (Other Than For Cause or Disability) or Constructive Termination

CEO

In the event that we terminate Ms. Jung’s employment other than for cause or disability, or if she terminates for reasons of constructive termination, within the three-year period following a change in control, Ms. Jung would be entitled to receive (in lieu of the payments specified under “Involuntary Termination of Employment (Other Than For Cause or Disability); Constructive Termination (CEO)” above):

•	in the seventh month following her termination of employment, a lump sum cash payment of:

(1)	three times her annual base salary at the rate in effect on the change in control date or termination date, whichever is greater, minus the present value (discounted at the one-year treasury bill rate) of 24 months of her annual base salary at the rate in effect on the change in control date or termination date, whichever is greater; plus

(2)	six months of base salary; plus

(3)	300% of the greater of (a) the annual bonus she earned for the calendar year ending prior to the change in control or (b) the annual bonus she earned during the calendar year of the change in control; plus

(4)	300% of the present value of one year of fringe benefits (including perquisites) (discounted at the one-year treasury bill rate); plus

(5)	the excess, if any, of (a) the maximum amount payable for all her outstanding awards under our long-term cash incentive plans during the three-year period following the change in control, assuming achievement of maximum performance goals, over (b) the amount actually paid to her under such plans; plus

(6)	the cost of 36 months of medical, dental, disability and travel accident coverage for Ms. Jung, her spouse and her eligible dependents; plus

(7)	the present value (discounted under FAS 106) of the excess of (i) the pension, retiree life and retiree medical benefits that would have been payable if she had continued in our employ for three years after her termination of employment, over (ii) the pension, retiree life and retiree medical benefits payable at termination of employment; and

•

commencing in the seventh month following her termination of employment, bi-weekly payments of base salary at the rate in effect on the change in control date or termination date, whichever is greater, for the remaining 18 month period.

For purposes of Ms. Jung’s employment agreement, “change in control” means (i) the acquisition by a person or group of beneficial ownership of 20% or more of our outstanding stock; (ii) a change in the composition of the Board that results in a majority of our current directors (or successor directors approved by at least two-thirds of our current directors) not being continuing directors; (iii) approval by our shareholders of a merger, consolidation or sale of substantially all of our assets in a transaction in which our shareholders immediately prior to the transaction do not own at least 60% of the voting power of the surviving, resulting or transferee entity; or (iv) approval by our shareholders of a complete liquidation or dissolution.

Ms. Jung’s employment agreement provides for cash out of her equity awards in accordance with and to the extent permitted by the terms of our plans under which the awards were granted, but only to the extent that cashing out any such award will not violate Section 409A of the Internal Revenue Code. To the extent that such awards are not cashed out pursuant to the terms of such plans, they become fully vested upon the change in control.

In addition, Ms. Jung would be entitled to participate in our life insurance and accidental death and other benefit programs for a period equal to the greater of two years after the date of termination or until the third anniversary of a change in control.

If we terminate Ms. Jung’s employment during a Potential Change of Control for reasons other than for cause or disability, or if she terminates her employment for reasons of constructive termination, and the Potential Change of Control thereafter becomes a Change in Control, Ms. Jung shall be entitled to the change in control benefits set forth above less any payments described under “Involuntary Termination of Employment (Other Than For Cause or Disability); Constructive Termination (CEO)” above. For purposes of determining whether a change in control has occurred following a Potential Change of Control event, however, a change in control has the meaning set forth in our change in control policy for non-CEO senior officers as described below.

“Potential Change of Control” for purposes of Ms. Jung’s employment agreement means:

•	the commencement of a tender or exchange offer by any third person for 20% or more of the then outstanding shares of common stock or combined voting power of our then outstanding voting securities;

•	the execution of an agreement by the Company, the consummation of which would result in the occurrence of a change in control;

•

the public announcement by any person (including the Company) of an intention to take or consider taking actions which if consummated would constitute a change in control other than through a contested election for directors of the Company; or

•	the adoption by our Board of a resolution to the effect that a Potential Change of Control has occurred.

A Potential Change of Control will be deemed to be pending from the occurrence of the event giving rise to the Potential Change of Control until the earlier of the first anniversary thereof or the date our Board determines in good faith that such events will not result in the occurrence of a change in control.

If any payment is subject to the excise tax imposed by Section 280G of the Internal Revenue Code by reason of a change in control, we have agreed to pay Ms. Jung an additional gross-up payment of any such excise taxes and any income and excise taxes incurred in connection with such reimbursement.

During the three-year period following a change in control or during the pendency of a Potential Change of Control, the amount of Ms. Jung’s annual bonus may not be less than the largest bonus earned or awarded to her for the fiscal year in which the Potential Change of Control or change in control occurs or any of the three fiscal years ending before such occurrence. In addition, during such period, benefits available to Ms. Jung under incentive and savings plans, retirement and death benefit programs, other benefit plans and the perquisite program may not be diminished from the highest level previously provided immediately prior to the Potential Change of Control or within ninety days prior to the change in control date.

If, after the effectiveness of her New Agreement, we terminate Ms. Jung’s employment other than for cause or disability, or if she terminates for reasons of constructive termination, in connection with a change in control, Ms. Jung would be entitled to receive, in lieu of the payments and benefits described above, substantially the same payments and benefits afforded to our other senior officers under our change in control policy described under the Non-CEO section below. If such termination occurs during the pendency of a Potential Change in Control and a change in control occurs within one year thereafter, Ms. Jung shall generally be entitled to the compensation and benefits under our change in control policy. Ms. Jung will not be entitled to the gross-up payment for the excise taxes imposed by Section 280G of the Internal Revenue Code.

Non-CEO

In March 2010, the Compensation and Management Development Committee adopted a uniform change in control policy applicable to senior officers at or above the senior vice president level who serve on our Executive Committee, including our named executive officers other than Ms. Jung, for whom the terms of her employment agreement will continue to apply. The policy supersedes prior individual change in control arrangements with these senior officers and is intended to ensure consistency. We have designed this policy based on competitive practice, with the objective of attracting senior level executives and motivating and retaining them in the event of a potential change in control. Generally, we believe that having change in control provisions will help ensure that, in the event of a potential change in control, members of senior management can act in the best interests of all the shareholders without concern for the uncertainty and distraction that would result from the effects a change in control could have on their personal situations.

The policy provides for payments to be made to covered executives upon a “double trigger,” i.e., in the event of an involuntary termination without cause or termination by a covered executive for good reason within two years after a change in control, which reflects shareholder input and considerations. A covered executive is generally entitled to receive two times base salary, two times the target annual incentive bonus, and continued participation in our medical/welfare benefit plans for two years, as well as two additional years of service and age credits under our BRP. “Change in control” generally means an event that would be considered a change in control under Section 409A of the Internal Revenue Code and the regulations issued thereunder and which includes:

•	the acquisition by a person or group of beneficial ownership of more than 50% of the outstanding stock of the Company, measured by vote or value;

•	the acquisition by a person or group that acquires, within a 12-month period, 30% or more of the total voting power of the outstanding stock of the Company;

•

a majority of our Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

•

a sale of a substantial portion of the Company’s assets (40% or more of the total value) within a 12-month period, unless the recipient of the assets is (i) a subsidiary of the Company, (ii) Company shareholder(s) owning 50% or more of the total value or voting power of the Company, or (iii) an entity at least 50% owned by such Company shareholder(s) described in (ii); provided that the assets are not distributed to a Company shareholder in exchange for Company stock.

In the event of a change in control, the 2010 Stock Incentive Plan provides that, except as provided in an employment agreement, unvested stock options and time-based restricted stock unit awards that remain payable in our stock or that are assumed or otherwise replaced by the acquiring or surviving entity in the change in control transaction will become fully vested and payable if termination of employment occurs for one of the following reasons within two years after the change in control (“double trigger”): death or disability; involuntary separation of employment without cause; or termination by the named executive officer for “Good Reason” as defined in the 2010 Stock Incentive Plan. If the awards are no longer payable in our stock, and are not assumed or replaced in the change in control transaction, the awards become fully vested and payable upon the change in control. Awards subject to the achievement of performance goals will be fully vested and valued as if the performance goals had been achieved at target.

For awards granted under plans prior to the implementation of our 2010 Stock Incentive Plan, stock options would immediately vest and restricted stock units would be settled upon a change in control.

Participation by the named executive officers in our long-term cash incentive programs and 2011 transition program are governed by the Executive Incentive Plan, except as provided in an employment agreement. The Executive Incentive Plan, our long-term cash incentive programs and 2011 transition program provide for payments to be made upon a “double trigger,” i.e., in the event of an involuntary termination without cause or termination for good reason within two years after a change in control. If a change in control transaction occurs during the first half of the performance period, an award is calculated as if the performance measures had been achieved at target and is prorated except that Ms. Jung’s award would not be prorated under the New Agreement. If the double trigger change in control occurs during the second half of the performance period, the award is calculated as if the performance measures had been achieved at target and is not prorated. If the double trigger change in control occurs after the end of the performance period, but before any payments have been made, the earned award is paid as soon as practicable. In addition, the Executive Incentive Plan provides that if an award is not continued in accordance with its terms and conditions in effect on the date of a change in control, the award shall be paid promptly in cash, at target, without proration.

Other Plans

In the event of termination from the Company, the named executive officers would generally be entitled to receive amounts payable under our pension plans and deferred compensation plans if they are participants in such plans. See “Pension Benefits” beginning on page 46 and “Nonqualified Deferred Compensation” beginning on page 50.

Potential Payments Upon Termination or Change in Control Table

The following table sets forth the estimated incremental payments and benefits that would be payable upon termination of employment or a change in control, assuming that the triggering event occurred on December 31, 2011 for each of our named executive officers, other than Mr. Cramb who is no longer at the Company, as described at the end of this section. These amounts exclude earned amounts, such as accrued amounts under compensation and benefits plans described previously in this Proxy Statement (including under “Other Plans” above), which are not contingent upon a termination or a change in control. The valuation of equity awards is based upon a stock price of $17.47 on December 30, 2011.

Name	Involuntary or Constructive Termination ($)		Disability ($)(1)(2)	Retirement ($)(2)	Death ($)(2)(3)	Change in Control ($)(4)	Involuntary or Constructive Termination Following a Change of Control ($)(5)
Ms. Jung(6)	15,668,238	(7)	15,414,895	499,308	1,703,187	499,308	31,502,698	(8)
Ms. Ross	1,557,520	(9)	9,706,812	0	3,749,186	0	6,528,956	(10)
Mr. Herington	2,483,021	(9)	6,105,906	125,885	2,123,485	1,523,485	5,436,002	(10)
Mr. Herlihy	1,297,930	(9)	4,489,617	69,720	1,193,820	69,720	3,830,270	(10)
Mr. Acosta	1,408,340	(9)	7,501,668	0	1,484,882	0	3,845,472	(10)

(1)

Assuming continuation of disability payments until age 65 for all named executive officers the present value of disability payments is $7,623,804 for Ms. Jung, $6,057,249 for Ms. Ross, $4,381,430 for Mr. Herington, $3,779,553 for Mr. Herlihy and $6,116,409 for Mr. Acosta based on a discount rate of 1.85%. Assuming

Ms. Jung commences her benefit immediately, the present value of the additional pension benefits earned under the PRA and the SERP while on disability for up to 29 months by Ms. Jung is $7,271,483, assuming a discount rate and a lump sum rate of 4.10%. Assuming each eligible named executive officer commences his or her benefit immediately, the present value of the additional pension benefits earned under the PRA and the BRP while on disability for up to 29 months is $200,614 for Mr. Herington, and $115,867 for Mr. Herlihy assuming a discount rate and a lump sum rate of 4.10%. Ms. Ross and Mr. Acosta do not yet participate in the PRA or the BRP because they have not yet satisfied the one-year eligibility requirement. The value of continued coverage under our group life and accidental death insurance plan for 29 months, assuming a discount rate of 4.95%, is $377. We would pay Ms. Jung the value of two years of medical, dental, and travel accident insurance equal to $19,608 and the value of continued coverage under our group life and accidental death insurance plan for two years equal to $315, assuming a discount rate of 4.25%, an annual health care trend rate of 7.75 % and a dental trend rate of 5.00%.

(2)	The value of stock options that would continue to vest and become exercisable (or immediately vest, in the case of death) is $499,308 for Ms. Jung, $125,885 for Mr. Herington, and $69,720 for Mr. Herlihy. The total value of the RSUs that would immediately vest is $0 for Ms. Jung, $3,649,186 for Ms. Ross, $1,397,600 for Mr. Herington, $524,100 for Mr. Herlihy and $1,384,882 for Mr. Acosta (except in the case of retirement, $0 for the named executive officers). In the case of retirement or disability, the RSUs would not be settled until the original vesting date in accordance with the terms of the individual award agreement.

(3)	Ms. Jung would receive a $750,000 supplemental life insurance benefit and each of the other named executive officers other than Ms. Ross and Mr. Acosta would receive a $500,000 supplemental life insurance benefit. In addition, each named executive officer would receive a group life insurance benefit of $100,000. Ms. Jung’s beneficiaries and dependent children would receive additional death benefits of $353,879 from the SERP.

(4)	The value of stock options granted under the 2005 Stock Incentive Plan that would immediately vest is $499,308 for Ms. Jung, $125,885 for Mr. Herington, and $69,720 for Mr. Herlihy. The total value of the RSUs granted under the 2005 Stock Incentive Plan that would immediately vest is $0 for Ms. Jung, and $1,397,600 for Mr. Herington. We have assumed for the purposes of this column that unvested awards under the 2010 Stock Incentive Plan have been assumed or otherwise replaced by the acquirer or surviving entity upon a change in control so that they would be paid upon involuntary or constructive termination of employment following a change in control. We have also assumed that unvested long-term performance cash awards and our 2011 Transition Program under our Executive Incentive Plan have been continued in accordance with their terms and conditions upon a change in control so that they would be paid upon involuntary or constructive termination of employment following a change in control.

(5)	The amounts in this column would be paid in addition to the amounts set forth in the “Change in Control” column in the event of involuntary or constructive termination following a change in control.

(6)	Amounts for Ms. Jung are based on her Existing Agreement.

(7)	We would pay Ms. Jung a cash severance amount over a two-year period of $4,121,625 and $4,838,262 in a lump sum (which would include the value of two years of medical, dental, disability and travel accident coverage equal to $25,762, assuming a discount rate of 4.25%, an annual health care trend rate of 7.75% and a dental trend rate of 5.00%, as well as an annual bonus amount equal to $4,812,500). The value of stock options that would continue to vest is $499,308. The value of her continued coverage under our group life and accidental death insurance plans for a two-year period is $315, assuming a discount rate of 4.25%. The value of SLIP benefits during the two-year period is $2,910, based on the expected term costs for the face value provided using the RP-200 mortality table. Assuming Ms. Jung commences her benefit immediately, the present value of two additional years of service under the SERP is $6,205,818, based on a SERP discount rate and a lump sum rate of 4.10%.

(8)

We would pay Ms. Jung a cash amount over a two-year period of $4,127,634 and $15,525,627 in a lump sum (which would include the value of three years of medical, dental, disability, and travel accident coverage equal to $39,267, as well as $15,126,000 in bonus amounts and $360,360 for fringe benefits). The payments to Ms. Jung would not be subject to an excise tax under Rule 280G. The value of the SLIP benefits during the three-year period is $4,596, based on expected term costs for the face value provided using the RP-2000 mortality table. Assuming Ms. Jung commences her pension benefit immediately, the present value (discounted under FAS 87) of the excess of the pension, retiree life and retiree medical benefits that would have been payable if she had continued in our employ for three years after her termination of employment, over such benefits payable at termination of employment, is $8,811,691, assuming a discount rate of 4.25%. The value of continued coverage under our group life and accidental death insurance plans for a three-year period is $480, assuming a discount rate of 4.25%. The total value of the performance RSUs that would become vested is $3,032,670.

(9)	We would pay a cash severance amount over a two-year period of $1,500,000 for Ms. Ross, $1,450,000 to Mr. Herington, $1,020,000 to Mr. Herlihy, and $1,350,000 for Mr. Acosta. The value of stock options that would continue to vest is $125,885 for Mr. Herington, and $69,720 for Mr. Herlihy. The value of the RSUs that would immediately vest is $844,378 for Mr. Herington and $145,578 to Mr. Herlihy. The value of continued coverage for a two-year period under our medical and dental plans is $29,477 for Ms. Ross, $30,297 for Mr. Herington, $30,297 for Mr. Herlihy, and $30,297 for Mr. Acosta, based on current costs and assuming an annual health care trend rate of 7.75%, an annual dental trend rate of 5.00% and a discount rate of 4.25%. The value of continued coverage under our group life plan for a two year period is $293 for each of these named executive officers, assuming a discount rate of 4.25%. The value of SLIP benefits during the two-year period is $1,967 for Mr. Herington, and $1,564 for Mr. Herlihy based on the expected term costs for the face value provided using the RP-2000 mortality table. Ms. Ross and Mr. Acosta do not participate in the SLIP. The value of interest accrued for an additional two years of service under the PRA and the BRP is $0 for Mr. Herington and Mr. Herlihy due to the difference between the assumed interest crediting rate of 5.00% and the FAS discount rate of 4.10%. Ms. Ross and Mr. Acosta will not be vested in the PRA or the BRP. The value of the perquisites that we would continue to provide is $27,750 for Ms. Ross, $30,202 for Mr. Herington, $30,478 to Mr. Herlihy, and $27,750 for Mr. Acosta. If involuntary termination is on 12/31, PRSUs/performance cash/transition plan awards are forfeited.

(10)	Ms. Ross, Mr. Herington, Mr. Herlihy and Mr. Acosta would receive lump sum payments of $2,850,000, $2,755,000, $1,683,000, and $2,430,000, respectively, which consist of 200% of the sum of the target annual bonus and base salary. The value of interest accrued for an additional two years of service under the PRA and the BRP is $0 for Mr. Herington and Mr. Herlihy due to the difference between the assumed interest crediting rate of 5.00% and the FAS discount rate of 4.10%. Ms. Ross and Mr. Acosta do not participate in the PRA or the BRP. The value of continued coverage for a two-year period under our medical and dental plans is $29,477 for Ms. Ross, $30,297 for Mr. Herington, $30,297 for Mr. Herlihy and $30,297 for Mr. Acosta, based on current costs and assuming an annual health care trend rate of 7.75%, an annual dental trend rate of 5.00% and a discount rate of 4.25%. The value of continued coverage under our group life plan for a two year period is $293 for each of the named executive officers, assuming a discount rate of 4.25%. The value of SLIP benefits during the two-year period is $1,967 for Mr. Herington and $1,564 for Mr. Herlihy. Ms. Ross and Mr. Acosta do not participate in SLIP. Assuming that unvested awards under the 2010 Stock Incentive Plan have not been assumed or otherwise replaced by the acquirer or surviving entity upon a change in control, the value of RSUs which would become fully vested and payable for Ms. Ross, Mr. Herlihy and Mr. Acosta is $3,649,186, $524,100 and $1,384,882, respectively. The total value of the Performance RSUs that would become fully vested and payable for Mr. Herington and Mr. Herlihy are $799,445 and $461,016, respectively.

As of January 29, 2012, Mr. Cramb, Vice Chairman, Developed Market Group, is no longer with the Company. This personnel action was taken on January 29, 2012 in connection with the Company’s previously disclosed internal investigation and the Regulation FD matter. These matters are ongoing and no final determinations regarding these matters can be made at this time. The financial terms of his separation are subject to future determinations in connection with such matters. The maximum amount of any potential incremental payments and benefits that could be payable to Mr. Cramb assuming involuntary termination (outside of a change of control context) as of December 31, 2011, applying the assumptions and methodologies described in the footnotes to the table above, would be $2,019,309.

Compensation and Risk Management Process

A multi-disciplinary management team comprised of senior executives in human resources, legal, internal audit, sales and finance meets at least annually and considers many factors, including governance and oversight of compensation plan and program design as well as global and local compensation policies and programs, together with potential business risks relating thereto. The Compensation and Management Development Committee, with support and advice from its independent consultant, reviews the risk and reward structure of executive compensation plans, policies and practices. Considered in this review are program attributes deemed to help mitigate risk, including:

•	The use of multiple performance measures, balanced between short- and long-term objectives

•	The Committee’s application of judgment when determining individual payouts

•	The presence of individual payout caps under plans and programs

•	The Committee’s ability to clawback compensation under the Company’s Stock Incentive Plans and the recently adopted compensation recoupment policy

•	The stock ownership guidelines for senior executives to further align executive interests with those of shareholders

PROPOSAL 2—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are asking shareholders to approve an advisory resolution on the compensation of our named executive officers as described in the Executive Compensation section of this proxy statement.

Our compensation programs enable and reinforce our overall business strategy by aligning pay with the achievement of short- and long-term financial and strategic objectives and building shareholder value. The guiding principle of our program is “pay-for-performance,” such that the largest portion of executive compensation is at risk, meaning that it is tied to company and individual performance. In support of this principle, we strive to balance short- and long-term objectives by measuring both annual and multi-year performance.

It was a challenging 2011 for the Company, as revenues increased 4% (or 1% in constant dollars), Active Representatives declined 1%, and units sold were down by 2%. In summary, our 2011 financial results did not meet our expectations. Operating margin, which was a focus of the 2011 incentive plans, was significantly below target. Therefore, in alignment with our pay-for-performance philosophy, the compensation of our named executive officers was negatively impacted:

•	There were no payouts to the named executive officers under the 2011 annual incentive program

•	There were no payouts under the 2011 transition incentive program

•	The decrease in Avon’s stock price during 2011 has resulted in previously granted stock options and restricted stock units having significantly less value

The Compensation Discussion and Analysis, beginning on page 26, describes our executive compensation programs and the decisions made by the Compensation and Management Development Committee in more detail. The Committee considered our executive compensation philosophy and programs and made the following key decisions in 2011 and to date in 2012 in order to ensure that pay is aligned with performance as well as with our business and talent strategies:

•

Changed the design of our annual incentive plan for 2011 to emphasize operating margin as a performance measure in addition to revenue to drive profitable growth and performance consistent with investor expectations

•	Redesigned our long-term incentive program to:

¡

deliver compensation opportunity in the form of 70% performance-based restricted stock units (PRSUs) and 30% in performance-based cash (rather than stock options and performance cash as in prior years) covering three-year performance periods

¡	feature operating margin as a driver of our cumulative economic profit goal

¡

incorporate overlapping cycles for future periods so that annual earning opportunities are consistent from year to year, encouraging executive retention, rather than having successive three-year programs that pay out only every third year

¡	allow the opportunity to set performance measures and goals annually to fit evolving business strategy, rather than every three years

•	Decided not to grant annual merit-based salary increases to senior officers in 2011, including the named executive officers

•	Incorporated compensation best practices including double-trigger change in control and the elimination of excise tax gross-up payments into a new agreement with the Chairman and CEO

•	Increased the CEO’s stock ownership guideline from five times to six times base salary, further reinforcing the alignment of CEO/shareholder interests

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, the Board recommends a vote in favor of the following advisory resolution:

RESOLVED, that the shareholders approve the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this proxy statement. Although the advisory vote is non-binding, the Board and Compensation and Management Development Committee will review and consider the voting results in connection with our executive compensation program.

The Board of Directors recommends that you vote FOR approval of the compensation of our named executive officers, as disclosed in this proxy statement.

DIRECTOR COMPENSATION

The following table discloses compensation received by our non-management directors during 2011.

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Mr. Cornwell	91,000	115,012	72	206,084
Ms. Hailey	91,000	115,012	72	206,084
Mr. Hassan	113,000	115,012	7,052	235,064
Ms. Lagomasino	96,000	115,012	72	211,084
Ms. Moore	87,000	115,012	72	202,084
Mr. Pressler	97,000	115,012	2,572	214,584
Mr. Rodkin	87,000	115,012	15,572	217,584
Dr. Stern	87,000	115,012	6,497	208,509
Mr. Weinbach	95,000	115,012	15,572	225,584

(1)	Stock awards consist of 4,006 time-based restricted stock units (RSUs), which were granted on May 5, 2011 as part of the annual retainer for non-management directors. The aggregate grant date fair value of the RSUs was determined in accordance with FASB ASC Topic 718. See Note 10 to the Notes to the Consolidated Financial Statements contained in our Form 10-K for 2011 for a description of the assumptions used in valuing stock awards.

At fiscal year end, each non-management director held the following aggregate number of stock awards, RSUs and option awards: Mr. Cornwell, 9,563 shares of restricted stock, 14,876 RSUs, and options to purchase 27,000 shares; Ms. Hailey held no stock awards, 13,362 RSUs and no options; Mr. Hassan, 13,079 shares of restricted stock, 14,876 RSUs, and options to purchase 32,000 shares; Ms. Lagomasino, 10,819 shares of restricted stock, 14,876 RSUs, and options to purchase 32,000 shares; Ms. Moore, 25,623 shares of restricted stock, 14,876 RSUs, and options to purchase 32,000 shares; Mr. Pressler, 6,635 shares of restricted stock, 14,876 RSUs, and options to purchase 8,000 shares; Mr. Rodkin, 2,519 shares of restricted stock, 14,876 RSUs, and no options; Dr. Stern, 15,999 shares of restricted stock, 14,876 RSUs, and options to purchase 16,000 shares; Mr. Weinbach, 13,079 shares of restricted stock, 14,876 RSUs, and options to purchase 32,000 shares.

(2)	This column includes payments of life insurance premiums and matches made pursuant to the Avon Foundation Matching Gift Program. Non-management directors are eligible to participate in the Avon Foundation’s U.S. Associate Matching Gift Program on the same terms as Avon Products, Inc. employees. Under this program, the Avon Foundation will match a non-management director’s contribution to a charitable organization up to $15,500 per year. This column includes the following amounts in excess of $10,000, each for matches to charitable organizations: for Mr. Rodkin, $15,500 and for Mr. Weinbach, $15,500.

Directors who are officers or employees of us or any of our subsidiaries receive no remuneration for services as a director. In 2011, each non-management director was entitled to an annual retainer of $190,000, consisting of $75,000 in cash plus an annual grant of restricted stock units having a market value as of the date of grant of approximately $115,000 based on the closing price of our common stock on the date of grant. All restricted stock units granted to a non-management director vest on the date of the next Annual Meeting of Shareholders following the date of grant, provided that such non-employee director has served as a member of the Board of Directors for the entirety of his or her annual term. A non-management director is immediately entitled to regular dividend equivalent payments on the restricted stock units but does not have the right to vote on any restricted stock units until settlement.

Equity grants to our non-management directors are made immediately after the Annual Meeting. The date of grant is not scheduled based on the release of material non-public information and we do not time the release of non-public information for the purpose of affecting the value of these equity awards.

In addition to the annual retainer, during 2011 each non-management director received a retainer of $10,000 for membership on the Audit Committee and $6,000 for membership on each other Committee on which he or she serves. Non-management directors appointed to chair a Committee are paid an additional fee of $10,000 for the Audit Committee, $9,000 for the Compensation and Management Development Committee and $6,000 for all other Committees. The Lead Independent Director receives a retainer of $20,000. From time to time we provide directors with complimentary Avon products, such as samples of new product launches.

Pursuant to the Board of Directors of Avon Products, Inc. Deferred Compensation Plan, non-management directors are permitted by individual election to defer all or a portion of their cash fees. Each participant under the Plan may elect to defer amounts to a stock account or cash account. The amounts deferred into the stock account increase or decrease in value proportionately with the price of our common stock. The amounts deferred into the cash account, inclusive of accumulated interest, earn interest equal to the prime rate, which in 2011 did not exceed 120% of the applicable federal long-term rate.

The Board of Directors has adopted stock ownership guidelines which require non-management directors to own shares of our common stock having a value equal to or greater than $350,000 within five years from the date of their election to the Board. All directors were in compliance with this policy for 2011.

The Nominating and Corporate Governance Committee is responsible for periodically reviewing and making recommendations to the full Board regarding the compensation of non-management directors. In setting compensation, the Committee considers:

•	The form and amount of compensation necessary to attract and retain individuals who are qualified to serve on the Board and to align the interests of the directors with those of shareholders.

•

The impact on the perceived independence of the directors of compensation in excess of customary amounts and of indirect compensation, such as charitable contributions to organizations with which a director is affiliated.

•	The non-management director compensation practices of other companies to assist it in the development of the compensation program and practices for our non-management directors.

•	The advice of independent consultants retained from time to time by the Committee to support it in reviewing and making recommendations regarding the compensation of non-management directors.

AUDIT COMMITTEE REPORT

The Company has a separately designated standing Audit Committee established in accordance with the Securities Exchange Act of 1934. The Audit Committee is composed of four directors whom the Board of Directors has determined meet the independence and financial literacy and expertise standards of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission and our Corporate Governance Guidelines. The Board has also determined that Lawrence A. Weinbach, the Committee’s Chair, and V. Ann Hailey, are each qualified to be an “Audit Committee Financial Expert,” under the rules of the Securities and Exchange Commission.

The basic function of the Audit Committee is oversight of the integrity of the Company’s financial statements, controls and disclosures, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditors and the performance of the Company’s internal audit function and its independent auditors. A copy of the charter of the Audit Committee, which describes this and other responsibilities of the Committee, is available on the Company’s investor website (www.avoninvestor.com). The Company’s management has responsibility for the financial statements and the reporting process, including maintaining effective disclosure controls and procedures. The Company’s management is also responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of the Company’s internal control over financial reporting. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC), is responsible for auditing the annual consolidated financial statements prepared by management and providing their opinions, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and as to the effectiveness of the Company’s internal control over financial reporting. PwC’s responsibility is also to design and perform their audit to provide reasonable assurance that the Company’s financial statements are free of material misstatements and whether effective internal control over financial reporting was maintained in all material respects. It is not the duty of the Audit Committee, or of any of its members, to conduct separate auditing or accounting reviews or provide independent assurance of the Company’s compliance with applicable laws and regulations.

In this context, the Committee has reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2011, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s opinion regarding the effectiveness of the Company’s internal control over financial reporting. The Committee has also discussed with management and PwC the matters required to be discussed by the rules of the New York Stock Exchange, the Securities and Exchange Commission and the charter of the Audit Committee. The Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. The Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Committee concerning independence, and has discussed with PwC its independence, including any relationships that may impact their objectivity and independence.

Based upon the review and discussions described in this report, the members of the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2011 be included in the Company’s Annual Report on Form 10-K for 2011 filed with the Securities and Exchange Commission.

Audit Committee
Lawrence A. Weinbach, Chair
W. Don Cornwell
V. Ann Hailey

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP (PwC) began auditing our accounts in 1989. If the appointment of PwC as independent registered public accounting firm for the year 2012 is not ratified by shareholders, the Audit Committee will reconsider its appointment. A member of PwC will be present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

The Audit Committee has established a policy for the pre-approval of all audit and non-audit services by PwC, and the corresponding fees, which (i) strictly disallows any service that would be a prohibited service; (ii) allows audit, audit-related and tax services only if the particular type of service is on the list of types of services that have been pre-approved by the Audit Committee, specific procedures are followed to ensure appropriate management assessment of such service, the proposed fee is within the overall limit set by the Audit Committee for that category of service, and the Audit Committee is informed on a timely basis of each such service; and (iii) allows other services not within any of the foregoing categories only if each such service and the corresponding fee is approved in advance by the Audit Committee or by one or more members of the Audit Committee with subsequent approval by the Audit Committee.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for us by the principal accountant, PwC, as of and for the fiscal years ended December 31, 2011 and December 31, 2010, respectively, are set forth below.

	2011	2010
	(in millions)
Audit Fees	$8.0	$7.1
Audit-Related Fees	0.1	0.0
Tax Fees	0.2	0.2
All Other Fees	0.0	0.2
Total	$8.3	$7.5

Audit Fees

These amounts represent the aggregate fees for professional services rendered by PwC for the audit of our annual financial statements for the fiscal years ended December 31, 2011 and December 31, 2010, the review of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years, and services related to statutory and regulatory filings and engagements for such fiscal years.

Audit-Related Fees

These amounts represent the aggregate fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of our financial statements. For fiscal year 2011 and 2010, the amounts represent fees for audits of charitable foundations, audits of pension plans, and other consultations regarding statutory reporting standards. For fiscal 2010, the amounts were less than $50,000.

Tax Fees

These amounts represent the aggregate fees for tax services rendered by PwC in each of the last two fiscal years, including advice regarding tax implications of certain transactions or projects, domestic and international tax planning, and tax compliance.

All Other Fees

These amounts represent the aggregate fees for other services rendered by PwC not included in any of the foregoing categories. For 2011, all other fees were less than $50,000 and represent fees for subscriptions to online accounting reference material. For 2010, the amount represents fees for subscriptions to online accounting reference material and includes information technology consulting services provided by a consulting firm acquired by PwC in November 2010. These services were provided as part of a pre-existing ongoing project for an online social networking program and have been completed.

The Board of Directors recommends that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year 2012.

SOLICITING MATERIAL

The Compensation and Management Development Committee Report and the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act of 1934 or to the liabilities of Section 18 thereof. In addition, they shall not be deemed incorporated by reference by any statement that incorporates this Proxy Statement by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference.

SOLICITATION OF PROXIES

We are making this solicitation of proxies on behalf of our Board of Directors and will pay the solicitation costs. Our directors, officers and other employees may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. In addition, we have retained Morrow & Co., LLC at a fee estimated to be approximately $17,000, plus reasonable out-of-pocket expenses, to assist in the solicitation of proxies. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

If you are a shareholder and you wish to bring an item of business before the 2013 Annual Meeting, you must notify our Secretary in writing, at the address set forth in the Notice of Annual Meeting of Shareholders, after January 3, 2013 and on or before February 2, 2013. If you wish to have a proposal included in our Proxy Statement and proxy card for the 2013 Annual Meeting, your proposal must be received by our Corporate Secretary on or before December 4, 2012. Your notice must pertain to a proper matter for shareholder action and must comply with our By-Laws and with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder. A copy of the By-Law procedure is available upon written request to our Corporate Secretary.

If you make a written request to the Investor Relations Department (Attention: Amy Chasen) at Avon Products, Inc., 1345 Avenue of the Americas, New York, NY 10105 (telephone number 212-282-5320), we will provide without charge a copy of our Annual Report on Form 10-K for 2011, as filed with the Securities and Exchange Commission. Our Annual Report on Form 10-K for 2011 is also available without charge on our investor website (www.avoninvestor.com).

By Order of the Board of Directors

Kim K. W. Rucker
Senior Vice President, General Counsel,
Corporate Secretary and Chief Compliance Officer

April 3, 2012

New York, New York

If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor at:

MORROW & CO., LLC

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Call Toll-Free 1-800-607-0088

IMPORTANT ANNUAL MEETING INFORMATION

Annual Meeting Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead methods of outlined mailing below your proxy, to vote you your may proxy. choose one of the voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

1:00 Proxies A.M. submitted New York by Time, the on Internet May 3, or 2012. telephone must be received by

Vote by Internet

Go to www.envisionreports.com/avp

Or scan the QR code with your smartphone.

Follow the steps outlined on the secure website.

Vote by telephone

Within the USA, US territories & Canada, call toll free 1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.

Outside the USA, US territories & Canada, call 1-781-575-2300 on a touch tone telephone. Standard rates will apply.

Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

A Proposals

The Board of Directors recommends a vote FOR the listed nominees.

1. Election of Directors: 06 01 - - Douglas Maria Elena R. Conant Lagomasino 07 02 - - Ann W. Don S. Moore Cornwell 03 08 - - V Gary . Ann M Hailey . Rodkin 09 04 - - Paula Fred Hassan Stern 10 05 -- Andrea Lawrence Jung A. Weinbach +

Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees

01 02 03 04 05 06 07 08 09 10 For the box All EXCEPT to the left- and To withhold the corresponding a vote for one numbered or more box(es) nominees, to the mark right.

The Board of Directors recommends a vote FOR Proposal 2 and Proposal 3.

For Against Abstain For Against Abstain

2. Advisory vote to approve executive compensation. 3. Ratification public accounting of the firm. appointment of independent registered

B Non-Voting Items

Change of Address — Please print new address below. Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

This proxy revokes all prior dated proxies. The signer hereby acknowledges receipt of Avon’s Proxy Statement dated April 3, 2012.

NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

1 U P X +

01FGTE

Admission Ticket

(If you plan to attend the Annual Meeting, bring this Admission Ticket with you)

Avon Products, Inc. Annual Meeting of Shareholders Thursday, May 3, 2012 at 9:00 A.M., Lighthouse International 111 East 59th Street New York, New York 10022

For transportation directions, please go to: http://www.avoncompany.com/investor/annualmeeting/directions.pdf

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 3, 2012.

Our Proxy Statement for the 2012 Annual Meeting of Shareholders and the Annual Report to Shareholders for the fiscal year ended December 31, 2011 are available at www.edocumentview.com/avp

3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

Proxy — Avon Products, Inc.

Proxy Card Solicited on Behalf of the Board of Directors Voting Instruction Card to J.P. Morgan Chase Bank, Trustee

The undersigned hereby appoints Kimberly Ross and Kim K. W. Rucker, and each of them, proxies, with full power of substitution and resubstitution, to vote and act with respect to all shares of the Company’s Common Stock (the “Shares”) owned of record by the undersigned and which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on May 3, 2012, and at any adjournment or postponement thereof, as instructed on the reverse side of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.

The undersigned also provides instructions to J.P. Morgan Chase Bank, Trustee, to vote Shares allocated, respectively, to accounts the undersigned may have under the Avon Personal Savings Account Plan which are entitled to be voted at the aforesaid Annual Meeting and at any adjournment or postponement thereof, as specified on the reverse side of this card. Unless your card is received by April 30, 2012, and unless you have specified your instructions, your Shares cannot be voted by the Trustee.

IF NO INSTRUCTIONS ARE SPECIFIED ON THE REVERSE SIDE OF THIS CARD:

3 All Shares owned of record by the undersigned will be voted FOR the election of nominees proposed for election as directors (Proposal 1),

FOR the advisory vote to approve executive compensation (Proposal 2), and FOR the ratification of the appointment of the Company’s independent registered public accounting firm for 2012 (Proposal 3).

3 Shares allocated under the Avon Personal Savings Account Plan WILL NOT BE VOTED.